UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Copano Energy, L.L.C.

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COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

NOTICE OF ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 14, 2009

Dear Unitholder:

You are cordially invited to attend the 2009 Annual Meeting of Unitholders of Copano Energy, L.L.C., a Delaware limited liability company (“Copano”), which will be held on Thursday, May 14, 2009, at 9:30 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. The 2009 Annual Meeting will be held for the following purposes:

1.	To elect seven directors to Copano’s Board of Directors to serve until the 2010 Annual Meeting of Unitholders;

2.	To approve an amendment to Copano’s Amended and Restated Long-Term Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as Copano’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the meeting.

Additional information regarding the annual meeting is set forth in the attached proxy statement.

Only holders of record of our common, Class C and Class D units at the close of business on March 16, 2009 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. A list of our unitholders will be available for examination at the annual meeting and at Copano’s Houston office at least ten days prior to the annual meeting.

By Order of the Board of Directors,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 3, 2009

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED, OR YOU MAY VOTE BY USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

PROXY STATEMENT

i

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COPANO ENERGY, L.L.C.
2727 Allen Parkway, Suite 1200
Houston, Texas 77019

PROXY STATEMENT

Annual Meeting of Unitholders
To Be Held on Thursday, May 14, 2009

This proxy statement, which was first mailed to our unitholders on April 3, 2009, is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of Copano Energy, L.L.C., for use at our 2009 Annual Meeting of Unitholders, or the annual meeting, or at any adjournments or postponements thereof. The annual meeting will be held on Thursday, May 14, 2009, at 9:30 a.m., Central Daylight Time, at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019. Only holders of record of our common, Class C and Class D units at the close of business on March 16, 2009, or the record date, were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournment or postponement thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “our,” “our company” “we,” “us” and similar terms refer to Copano Energy, L.L.C., together with its consolidated subsidiaries.

Proposals

At the annual meeting, we will ask unitholders to consider and act upon proposals to: (i) elect seven directors to serve until our 2010 Annual Meeting of Unitholders, (ii) approve an amendment to our Amended and Restated Long-Term Incentive Plan, or “LTIP,” that increases the percentage of authorized common units that may be used for awards other than options and unit appreciation rights and (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Quorum Required

The holders of a majority, or 28,937,676, of the units outstanding as of the record date must be present in person or represented by proxy at the meeting to constitute a quorum. A properly executed proxy submitted without instructions will be voted “FOR” each of the proposals, unless it has been properly revoked. A properly executed proxy marked “ABSTAIN” or “WITHHELD” will not be voted, although it will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposals.

How to Vote

You may vote by completing, dating and signing the enclosed proxy card and returning it promptly in the envelope provided, or by using the telephone or internet voting procedures described on the enclosed proxy card. You may also attend the annual meeting and vote in person. Even if you plan to attend the annual meeting, we urge you to cast your vote by promptly returning your completed proxy or by using the telephone or internet voting procedures.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker and you wish to vote in person, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Whichever method of voting you choose, please do so as soon as possible to ensure that your vote is represented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the annual meeting: (i) by delivering, before or at the annual meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the annual meeting, a notice of revocation to our Secretary at the address set forth in the notice of the annual meeting, (iii) by attending the annual meeting in person and voting (although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy) or (iv) if you have instructed a broker to vote your units, by following the directions your broker provides you regarding changes to your instructions.

Outstanding Units Held on Record Date

As of the record date, 57,875,350 units were outstanding and entitled to vote at the annual meeting, consisting of 54,234,680 common units, 394,853 Class C units (all of which will convert to common units on May 1, 2009) and 3,245,817 Class D units.

Copano/Operations, Inc.

When we refer to our employees in this proxy statement, we are referring to individuals (i) that we employ or (ii) that are employed by Copano/Operations, Inc., or Copano Operations, and who perform services for our benefit pursuant to our administrative and operating services agreement with Copano Operations. For additional information with respect to our business relationship with Copano Operations, please read “Certain Relationships and Related Transactions — Copano/Operations, Inc.”

Internet Availability of Proxy Materials

Unitholders can access electronic copies of the proxy materials for our 2009 annual meeting by visiting www.cpnoproxy.com.

Questions About Annual Meeting

If you have any questions about the annual meeting, please contact D.F. King & Co., Inc., our proxy solicitor, at 48 Wall Street, New York, New York 10005. Banks and brokerage firms, please call (212) 269-5550. Unitholders, please call (800) 714-3313.

PROPOSAL ONE — ELECTION OF DIRECTORS

At the annual meeting, unitholders will consider and act upon a proposal to elect seven directors to our Board of Directors to serve until our 2010 Annual Meeting of Unitholders. All seven of our current board members have been nominated to stand for re-election. We encourage our director nominees to attend our annual meetings to provide an opportunity for unitholders to communicate with them directly about issues affecting our company. We anticipate that all director nominees will attend.

Each of the nominees has consented to serve as a director if so elected. Each nominee who is elected to our Board will serve until his term expires and his successor has been duly elected and qualified or until his earlier death, resignation or removal. The persons named as proxies in the accompanying proxy card, who have been designated by our Board, intend to vote FOR the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any of the director nominees becomes unable for any reason to stand for election, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as our Board may recommend and propose to replace such nominee or nominees.

Information concerning the seven director nominees is set forth below.

Director Nominees

			Director
Name	Age	Position with Our Company	Since

John R. Eckel, Jr.	57	Chairman of the Board and Chief Executive Officer	1992
James G. Crump	68	Director	2004
Ernie L. Danner	54	Director	2004
Scott A. Griffiths	54	Director	2004
Michael L. Johnson	58	Director	2004
T. William Porter	67	Director	2004
William L. Thacker	63	Director	2004

John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors and the executive committee of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

James G. Crump joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Crump is Chairman of the Audit Committee and a member of the Conflicts Committee. He is also a member of the board of directors of Exterran GP, LLC, the general partner of the general partner of Exterran Partners, L.P. (formerly UCO GP, LLC and Universal Compression Partners, L.P., respectively). Mr. Crump began his career at Price Waterhouse in 1962 and became a partner in 1974. From 1977 until the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Crump held numerous management and leadership roles. From 1998 until his retirement in 2001, Mr. Crump served as Global Energy and Mining Cluster Leader, a member of the U.S. Management Committee and the Global Management Committee and as Houston Office Managing Partner of PricewaterhouseCoopers. Mr. Crump holds a B.A. in Accounting from Lamar University.

Ernie L. Danner joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Danner is Chairman of the Conflicts Committee and a member of the Audit Committee. Mr. Danner serves as President and Chief Operating Officer and a director of Exterran Holdings, Inc. and as a director of Exterran GP, LLC. Mr. Danner joined Universal Compression Holdings, Inc. in 1998 as its Chief Financial Officer and served in various positions of increasing responsibility, including Chief Operating Officer, beginning in July 2006 through August 2007 when Universal Compression Holdings, Inc. merged with Hanover Compressor Company to form Exterran Holdings, Inc. He also serves as a director of Anchor Drilling Fluids, LLC, a private company that provides drilling fluids services. Mr. Danner holds a B.A. and an M.A. in Accounting from Rice University.

Scott A. Griffiths joined our Board of Directors in December 2004. Mr. Griffiths is a member of the Nominating and Governance Committee and the Compensation Committee. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he served as Vice President, Domestic Exploration. He holds a B.S. in Geology from the University of New Mexico and an M.A. in Geology from Indiana University.

Michael L. Johnson joined our Board of Directors in December 2004. Mr. Johnson is a member of the Audit Committee and the Conflicts Committee. Mr. Johnson began his career in 1975 with Conoco Inc. and most recently served as Chairman and Chief Executive Officer of Conoco Gas and Power from 1997 until his retirement in 2002. Mr. Johnson holds a B.S. in Geology from New Mexico State University, an M.A. in Geochemistry from Rice University and an M.S. in Management, Sloan Fellow, from the Alfred P. Sloan School of Business, Massachusetts Institute of Technology.

T. William Porter joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Porter is Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Porter is Chairman and a founding partner of Porter & Hedges, L.L.P., a Houston law firm formed in 1981. He also serves on the boards of directors of Helix Energy Solutions, Inc. and U.S. Concrete, Inc. Mr. Porter holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and Bachelor of Law degree from Duke University.

William L. Thacker joined our Board of Directors upon completion of our initial public offering in November 2004. Mr. Thacker is Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Thacker serves on the boards of directors of Kayne Anderson Energy Development Company and Mirant Corporation. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern Products Pipeline Company, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Cumulative Voting

Our limited liability company agreement provides for “cumulative voting” in the election of directors. This means that a unitholder will be entitled to a number of votes equal to the number of units that such unitholder is entitled to vote at the annual meeting multiplied by the number of directors to be elected at the annual meeting. A unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting, or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, because there are seven director nominees, if you own 100 units you will be entitled to cast 700 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to the Board of Directors without the support of other unitholders.

With respect to the annual meeting, we have seven nominees and seven available board seats. Each properly executed proxy received in time for the annual meeting will be voted as specified therein. The seven nominees receiving the most votes cast at the annual meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES FOR DIRECTOR.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

To qualify as “independent” under the listing standards of the NASDAQ Stock Market LLC, or NASDAQ, a director must meet objective criteria set forth in the NASDAQ rules, and the Nominating and Governance Committee of the Board must also make a subjective determination that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. In conducting its review of director independence, our Nominating and Governance Committee reviewed the direct or indirect business relationships between each non-employee director (including his or her immediate family) and our company, as well as each non-employee director’s relationships with charitable organizations.

The Nominating and Governance Committee has determined that Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker qualify as “independent” in accordance with NASDAQ listing standards. Mr. Eckel is not independent by virtue of his role as Chief Executive Officer of our company. During the Nominating and Governance Committee’s most recent review of independence, the committee considered the following relationships and determined that these relationships would not interfere with the independent judgment of the Copano Board members involved:

•	Mr. Thacker is a member of the board of directors of Kayne Anderson Energy Development Company (“KED”), an investment company that invests in private and publicly traded energy companies. The main functions of KED’s board are to approve valuations of its investments in private companies, its distribution policy and its SEC reports. KED’s investment decisions are made by its investment advisor, KA Fund Advisors, LLC (“KA Fund Advisors”).

KED and KA Fund Advisors are subsidiaries of Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”), a registered investment advisor. Kayne Anderson beneficially owns approximately 9.65% of our common units (according to its most recent Schedule 13G filing) and 26.2% of our Class D units through various investment partnerships, a registered investment company and institutional accounts.

•	Mr. Danner and Mr. Crump are members of the board of directors of Exterran GP, LLC (“Exterran GP”), the general partner of the general partner of Exterran Partners, L.P., and Mr. Crump serves on Exterran GP’s audit, conflicts and compensation committees. Mr. Danner is also President and Chief Operating Officer and a member of the board of directors of Exterran Holdings, Inc. (“Exterran Holdings”) the parent company of Exterran GP and Exterran Energy Solutions, L.P. (“Exterran Solutions”), and was party to a consulting agreement, dated August 20, 2007, with Exterran Holdings, which ended February 20, 2008.

Exterran Solutions and one of its subsidiaries provided goods and services relating to natural gas compression to our operating subsidiaries or affiliates during 2008. Total payments for these goods and services equaled less than 1% of Exterran’s consolidated revenue for 2008.

In addition, the Nominating and Governance Committee has determined that each member of the Audit Committee qualifies as “independent” under enhanced independence standards established by the SEC for members of audit committees. The Board has also designated Mr. Crump as the “audit committee financial expert” based on its finding that Mr. Crump’s experience and understanding with respect to certain accounting and auditing matters meet the SEC criteria for an “audit committee financial expert.” Designation of one member of our audit committee as an “audit committee financial expert” is a disclosure requirement of the SEC; it does not impose on Mr. Crump any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, nor does it affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Corporate Governance

Our Board of Directors has adopted Corporate Governance Guidelines to assist in the exercise of its responsibility to provide effective governance over our affairs for the benefit of our unitholders. In addition, our Board has adopted a Code of Business Conduct and Ethics, which sets forth legal and ethical standards of conduct for all our employees and other personnel, and an additional code of ethics applicable to our Chief Executive Officer and principal financial officers. All of these documents are available on our website at www.copanoenergy.com, and paper copies will be provided free of charge to any unitholder requesting a copy by writing to our Corporate Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The information on our website is not a part of this proxy statement or incorporated into any other filing we make with the SEC.

Communications to Our Board of Directors

Our Board is receptive to direct communication from unitholders and recommends that unitholders initiate any communications in writing and send them to our Board c/o Douglas L. Lawing, Senior Vice President, General Counsel and Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. The name of any specific Board recipient should be noted in the communication. All such communications will be forwarded without review to the appropriate director. This centralized process will assist our Board in reviewing and responding to unitholder communications in an appropriate manner. Communications to our Board must include the number of units owned by the unitholder as well as the unitholder’s name, address, telephone number and email address, if any.

Meetings of Our Board of Directors; Executive Sessions

Our Board of Directors holds regular meetings, and special meetings from time to time as may be necessary. During the period from January 1 through December 31, 2008, our Board of Directors held 14 meetings. The standing committees of our Board of Directors held an aggregate of 28 meetings during this period. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served.

Our Corporate Governance Guidelines provide that our independent directors will meet in executive session at least quarterly, or more frequently if necessary. The Chairman of our Nominating and Governance Committee develops the agendas for executive sessions of the independent directors.

Committees of Our Board of Directors

Our Board of Directors currently has, and appoints the members of, standing audit, compensation, conflicts, and nominating and governance committees. These committees are composed solely of independent directors in accordance with applicable NASDAQ listing standards and SEC rules. The Board has adopted a written charter for each committee, which sets forth the committee’s purposes, responsibilities and authority. Each committee reviews and assesses on an annual basis the adequacy of its charter and recommends any proposed modifications to the Board for its approval. These committee charters are available on our website at www.copanoenergy.com. You may also contact Douglas L. Lawing, our Senior Vice President, General Counsel and Secretary, at Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, to request paper copies free of charge. The following are brief descriptions of the functions and operations of our Board committees.

Audit Committee.  The Audit Committee assists our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. During the period from January 1 through December 31, 2008, the Audit Committee held eight meetings. The Audit Committee is composed of three independent directors: Mr. Crump (Chairman), Mr. Danner and Mr. Johnson. The Audit Committee’s Charter is included as Appendix A to this proxy statement.

Compensation Committee.  The Compensation Committee’s primary responsibilities are to (i) approve compensation arrangements for officers of our company and for our Board members, including salaries and bonuses and other compensation for executive officers of our company, (ii) approve any compensation plans in which officers and directors of our company are eligible to participate, and to administer such plans, including the granting of equity awards or other benefits under any such plans and (iii) review and discuss with our management the Compensation Discussion and Analysis and related disclosure to be included in our annual proxy statement. For a discussion of the roles of executive officers and compensation consultants in determining or recommending compensation, please read “Compensation Discussion and Analysis — The Compensation-Setting Process.”

During the period from January 1 to December 31, 2008, the Compensation Committee held nine meetings. The Compensation Committee consists of three independent directors: William L. Thacker (Chairman), Scott A. Griffiths and T. William Porter. All Compensation Committee members are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, or the “Exchange Act.”

Conflicts Committee.  Upon the request of the Board of Directors, the Conflicts Committee reviews specific matters that the Board believes may involve conflicts of interest between our Board members or their affiliates and our company. Any matters approved by the Conflicts Committee will be permitted and deemed approved by all unitholders and will not constitute a breach of our limited liability company agreement or of any duty stated or implied by law or equity, including any fiduciary duty. During the period from January 1, 2008 through December 31, 2008, the Conflicts Committee held five meetings. The Conflicts Committee consists of three independent directors: Mr. Danner (Chairman), Mr. Crump and Mr. Johnson.

In addition to conflicts involving Board members, the Conflicts Committee is responsible for investigating, reviewing and acting on other matters where a conflict of interest arises. The committee’s charter sets forth the Conflicts Committee’s policy and procedures for review, approval and ratification of transactions involving our company and “related persons” (directors, director nominees, executive officers or their immediate family members, or unitholders owning five percent or greater of our company’s outstanding common units). The charter covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions with our company involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The charter states that, in determining whether to approve or ratify a conflict-of-interest transaction, including a related person transaction, the Conflicts Committee shall consider whether the transaction is (i) on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or (ii) fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Currently, our only transactions with related persons (other than in their capacity as our employees) are those described under “Certain Relationships and Related Transactions.” The agreements underlying these transactions were entered into prior to the time of our initial public offering in November 2004. The Conflicts Committee did not review and approve the agreements underlying these transactions because we entered into the agreements before or simultaneously with the closing of our initial public offering. However, we determined that each of the agreements was on terms no less favorable than could be obtained with a third party, and at the closing of our initial public offering, our unitholders approved the conflicts of interest involved. In addition, the Conflicts Committee, or in some cases the Audit Committee, monitors transactions occurring under the agreements as described in “Certain Relationships and Related Transactions,” and the Conflicts Committee must review and approve any modifications to the agreements in accordance with the procedures described above.

Nominating and Governance Committee.  The Nominating and Governance Committee’s primary responsibilities are (i) to recruit and recommend candidates for election to the Board and for committee appointments, (ii) to review the qualifications of officer candidates for our company and recommend officer nominees for such positions to the Board, (iii) to develop and recommend corporate governance guidelines to the Board of Directors, and to assist the Board in implementing such guidelines, (iv) to lead the Board in its annual review of the performance of our Board and its committees, (v) to make annual determinations as to the independence of director nominees under applicable NASDAQ and SEC rules and (vi) to develop and monitor our succession plan.

Although the Nominating and Governance Committee has no set of specific minimum qualifications for director nominees, the Committee will evaluate each nominee based upon consideration of a nominee’s independence, diversity, age, skills and experience in the context of the needs of the Board as described in our Corporate Governance Guidelines. The Nominating and Governance Committee may rely on various sources to identify director nominees. These include input from directors, management, professional search firms and others that the committee feels are reliable. During the period from January 1 through December 31, 2008, the Nominating and Governance Committee held six meetings. The Nominating and Governance Committee consists of three independent directors: Mr. Porter (Chairman), Mr. Thacker and Mr. Griffiths.

The Nominating and Governance Committee will consider director nominations by unitholders in the same manner as other director candidates. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating and Governance Committee, c/o Douglas L. Lawing, Senior Vice President, General Counsel and Secretary, Copano Energy, L.L.C., 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. For a description of the procedures required of unitholders seeking to nominate director candidates, please read “Unitholder Proposals and Director Nominations — Recommendation of Director Candidates to the Nominating and Governance Committee.”

Compensation Committee Interlocks and Insider Participation

Messrs. Thacker, Porter and Griffiths served as members of the Compensation Committee during all of 2008. No member of the Compensation Committee is or has been an executive officer of our company, and no member of the committee had a relationship with us in 2008 requiring “related-person” transaction disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a director or member of a compensation committee of any entity whose executive officers includes a member of our Board or Compensation Committee.

Director Compensation

Annual Retainer and Fees.  Each independent member of our Board of Directors receives an annual retainer of $30,000. We also pay directors serving as Chairman of each of the Compensation, Conflicts and Nominating and Governance Committee an additional $4,000 per year. The director serving as Chairman of the Audit Committee is paid $8,000 per year, and each additional member of the Audit Committee is paid $4,000 per year. Directors are not paid a fee for attendance at meetings of our Board of Directors. Members of committees other than the Audit Committee are paid a fee of $1,000 for attendance at each committee meeting, and directors serving on the Audit Committee are paid a fee of $1,500 for attendance at each Audit Committee meeting. In addition, Messrs. Crump and Danner were each paid a fee of $1,000 for service on a committee that met once last year in connection with the pricing of our 2008 offering of 7.75% senior notes due 2018. Each of our independent directors is also reimbursed for out-of-pocket expenses incurred in connection with attending Board or committee meetings. Under individual indemnity agreements with us, each director is fully indemnified by us to the extent permitted under Delaware law for actions associated with being a member of our Board.

Restricted Unit Awards.  Under our current director compensation program, we award independent directors 6,000 restricted common units upon initial election and 3,000 restricted common units annually thereafter. Each restricted common unit award (and its associated distributions) vests in three equal annual installments or upon a change in control, death, disability, in some cases upon retirement, and for post-2005 awards, failure to be nominated for re-election to our Board.

Director Compensation Table.  The following table summarizes the compensation we paid to our independent directors for the fiscal year ended December 31, 2008.

Director Compensation for 2008

	Fees Earned or	Restricted Unit
Name(1)	Paid in Cash	Awards(2)(3)(4)	Total

James G. Crump	$53,500	$94,718	$148,218
Ernie L. Danner	$53,500	$94,718	$148,218
Scott A. Griffiths	$44,000	$94,718	$138,718
Michael L. Johnson	$48,500	$94,718	$143,218
T. William Porter	$46,000	$94,718	$140,718
William L. Thacker	$46,000	$94,718	$140,718

(1)	Mr. Eckel is not included in the Director Compensation table because he receives no compensation for his services as a director.

(2)	The amounts in the “Restricted Unit Awards” column reflect the dollar amount of compensation expense we recognized in accordance with SFAS No. 123(R) for the year ended December 31, 2008 and include compensation expense attributable to awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are discussed in Note 8 to our Consolidated Financial Statements, “Members’ Capital — Accounting for Equity-Based Compensation,” included in our annual report on Form 10-K for the year ended December 31, 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the independent directors.

(3)	At the end of 2008, the aggregate number of restricted unit awards held by each director was 18,000 (12,000 of which had vested).

(4)	In 2008, each director received an award of 3,000 restricted units. The fair value of each director’s award as computed in accordance with SFAS No. 123(R) was $37,830.

Report of the Audit Committee

The Audit Committee oversees Copano’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control.

The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of Copano as of and for the year ending December 31, 2008, and the unaudited financial statements of Bighorn Gas Gathering, L.L.C., an unconsolidated affiliate of Copano, as of and for the year ending December 31, 2008.

•	The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor its independence. The Audit Committee has determined that the non-audit services provided to Copano and its affiliates by the independent auditor (discussed below under “Proposal Three — Ratification of Independent Registered Public Accounting Firm”) are compatible with such firm maintaining its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements of Copano and Bighorn Gas Gathering, L.L.C. be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Submitted By:

Audit Committee

James G. Crump, Chairman
Ernie L. Danner
Michael L. Johnson

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

EXECUTIVE OFFICERS

Certain information concerning Copano’s executive officers as of the date of this proxy statement is set forth below.

Name	Age	Position with Our Company

John R. Eckel, Jr.	57	Chairman of the Board and Chief Executive Officer
R. Bruce Northcutt	49	President and Chief Operating Officer
John A. Raber	55	Executive Vice President; President and Chief Operating Officer, Rocky Mountains
Matthew J. Assiff	42	Senior Vice President and Chief Financial Officer
Douglas L. Lawing	48	Senior Vice President, General Counsel and Secretary
Lari Paradee	46	Vice President and Controller
Carl A. Luna	39	Vice President, Finance
Sharon J. Robinson	49	President and Chief Operating Officer, Oklahoma

John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors and as Chairman of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

R. Bruce Northcutt, President and Chief Operating Officer, has served in his current capacity since April 2003. Mr. Northcutt served as President of El Paso Global Networks Company (a provider of wholesale bandwidth transport services) from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until December 2001 and Vice President, Business Development, of El Paso Gas Services Company (a marketer of strategic interstate pipeline capacity) from January 1998 until April 1999. Mr. Northcutt began his career with Tenneco Oil Exploration and Production in 1982 working in the areas of drilling and production engineering. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. Northcutt is a Registered Professional Engineer in Texas.

John A. Raber, Executive Vice President of Copano and President and Chief Operating Officer, Rocky Mountains, has served in his current capacity since August 2007. Mr. Raber’s responsibilities include assisting us with the development of corporate strategy and major initiatives, acquisitions and capital projects, including opportunities in the Rocky Mountains region. Mr. Raber served as President and Chief Operating Officer of ScissorTail Energy, LLC, from its formation on July 1, 2000 until August 2007. He also served as President and Chief Operating Officer of Copano Energy/Mid-Continent, L.L.C., our wholly-owned subsidiary, from August 1, 2005, the date we acquired ScissorTail, until August 2007. Mr. Raber served as Vice President of Marketing and Business Development of Wyoming Refining Company (a Rocky Mountains refiner) from July 1999 to August 2005, Senior Vice President of Processing and other executive positions with Tejas Gas Corporation (a public midstream company) from February 1995 to July 1999 and as Vice President and other positions with LEDCO, Inc. (a private midstream and gas distribution company in Louisiana) from July 1982 to February 1995. Mr. Raber began his career as a Field and Operations Engineer with J. Ray McDermott, Inc. (a marine oil and gas construction company) working mainly in overseas locations from May 1976 to July 1982. Mr. Raber holds a Bachelor of Science degree in Civil Engineering from Tulane University and has also attended the Stanford Business School of Executive Education.

Matthew J. Assiff, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2004 and previously served as our Senior Vice President, Finance and Administration, from January 2002. Mr. Assiff serves on the board of directors and as Treasurer of the National Association of Publicly Traded

Partnerships. Prior to joining our company, Mr. Assiff was a Vice President within the Global Energy Group of Credit Suisse and was with Donaldson, Lufkin and Jenrette from 1998 (prior to its purchase by Credit Suisse in 2000) initially as an Associate and subsequently as a Vice President. Mr. Assiff began his career in 1989 with Goldman, Sachs & Co. in the Mergers & Acquisitions group focusing on energy transactions and has worked in the corporate finance and Mergers & Acquisitions groups of Bear Stearns and Chemical Securities (now J.P. Morgan Chase). Mr. Assiff has also worked with Landmark Graphics Company and Compaq Computer in the areas of finance, planning, mergers and acquisitions and corporate venture investing. Mr. Assiff graduated from Columbia University with a Bachelor of Arts degree and holds a Masters of Business Administration degree from Harvard Business School.

Douglas L. Lawing, Senior Vice President, General Counsel and Secretary, has served in his current capacity since November 2007. From October 2004 until November 2007, Mr. Lawing served as our Vice President, General Counsel and Secretary and previously served as our General Counsel since November 2003. From January 2002 until November 2003, Mr. Lawing served as our Corporate Counsel. Mr. Lawing has served as Corporate Secretary of our company and its predecessors since February 1994. Additionally, from March 1998 until January 2002, Mr. Lawing served as an Associate Counsel of Nabors Industries, Inc. (now Nabors Industries Ltd.), a land drilling contractor. Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a J.D. from Washington and Lee University.

Lari Paradee, Vice President and Controller, has served in her current capacity since joining us in July 2003. As Vice President and Controller, Ms. Paradee is primarily responsible for our accounting and reporting functions. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from May 1991 until August 1998, when DeepTech was merged into El Paso Energy Corporation. Ms. Paradee then served as Manager, Finance and Administration of El Paso Energy until March 2000. Ms. Paradee has served as Senior Auditor and Staff Auditor for Price Waterhouse. Ms. Paradee graduated magna cum laude from Texas Tech University with a B.B.A. in Accounting. Ms. Paradee is also a Certified Public Accountant.

Carl A. Luna, Vice President, Finance, has served in his current capacity since May 2006 and previously served as a financial consultant to us from August 2005 to May 2006. Mr. Luna is primarily responsible for our finance and treasury functions. From 1997 until 2005, Mr. Luna served as a Vice President in the Syndicated and Leveraged Finance Group of J.P. Morgan Securities Inc. and as an Associate in that area from 1995 until 1997. Mr. Luna began his career at Texas Commerce Bank (now J.P. Morgan Chase Bank) in 1992 as an Analyst and subsequently worked as an Assistant Vice President in the Commercial Banking Division until 1995. Mr. Luna holds a Bachelor of Business Administration degree in Finance from Texas A&M University and a Master of Business Administration degree from Rice University.

Sharon J. Robinson, President and Chief Operating Officer, Oklahoma, has served as President of our Oklahoma subsidiaries since August 2007 and was also elected Chief Operating Officer in June 2008. From June 2003 until August 2007, Ms. Robinson served as Vice President, Commercial Activities — ScissorTail Energy, LLC where she was responsible for overseeing the commercial operations, budgeting and business development activities for ScissorTail. Ms. Robinson joined ScissorTail when it was formed on July 1, 2000 and served as General Manager, Commercial from September 2001 to June 2003. Ms. Robinson worked for Transok from July 1993 through December 1999 in both commercial and engineering positions. Ms. Robinson began her career as a Project Engineer with Cities Service Oil Company, which later became Occidental Petroleum, in December 1981 and continued through March 1992. Ms. Robinson holds a Bachelor of Science in Chemical Engineering from Oklahoma State University and is a Registered Professional Engineer in the State of Oklahoma. Ms. Robinson also serves on the board of directors of the Gas Processors Association.

COMPENSATION DISCUSSION AND ANALYSIS

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, a short-term incentive compensation plan, a long-term equity incentive compensation plan and broad-based benefits programs. This Compensation Discussion and Analysis addresses the following topics:

•	the role of our Compensation Committee in establishing executive compensation;

•	our process for setting executive compensation;

•	our compensation objectives;

•	the components of our compensation program; and

•	our executive compensation decisions for fiscal year 2008, as well as any compensation decisions made in and for fiscal year 2009 prior to the date of the filing of this proxy statement.

Our named executive officers for 2008 were:

•	John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer;

•	R. Bruce Northcutt, President and Chief Operating Officer;

•	John A. Raber, Executive Vice President; President and Chief Operating Officer, Rocky Mountains;

•	Matthew J. Assiff, Senior Vice President and Chief Financial Officer;

•	Sharon J. Robinson, President and Chief Operating Officer, Oklahoma; and

•	Ronald W. Bopp, former Senior Vice President, Corporate Development, who retired from the company on May 31, 2008, after which he has provided consulting services to us in his capacity as Senior Advisor.

The Compensation Committee

The Compensation Committee of our Board assists the Board in fulfilling its duties relating to executive officer and director compensation and has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The fundamental responsibilities of the Compensation Committee are to (i) establish the objectives of our executive compensation program, (ii) approve and administer our incentive compensation plans, (iii) monitor the performance and compensation of executive officers and (iv) set compensation levels and make awards under incentive compensation plans that are consistent with our compensation objectives and the performance of our company and its executive officers. The Compensation Committee also has responsibility for evaluating and making a recommendation to our Board regarding compensation for service on our Board. For additional information with respect to our Compensation Committee, please read “The Board of Directors and its Committees — Committees of Our Board of Directors — Compensation Committee.”

The Compensation-Setting Process

Compensation Committee Meetings.  Our Compensation Committee holds regular quarterly meetings each year that coincide with our quarterly Board meetings and additional meetings as required to carry out its duties. The Chairman of the Compensation Committee works with our Chief Executive Officer and our General Counsel to establish each meeting agenda.

The Compensation Committee’s annual process for establishing executive compensation begins each year at its regular fourth quarter meeting, with the consideration of base salaries for the succeeding calendar year. At the following regular first quarter meeting, the Compensation Committee (i) considers annual incentive awards under our Management Incentive Compensation Plan, or MICP, for the previous year based upon the achievement of previously established objectives and (ii) approves annual guidelines that provide for the administration of the MICP and include target awards for each participant and financial and/or operational objectives for the current year. These objectives are subject to further approval by our Board at its regular first quarter meeting. The guidelines also may provide for the establishment of individual objectives for plan participants, including our named executive officers for a particular year, which would be subject to approval of the Compensation Committee. Annual awards of equity incentive compensation under our Long-Term Incentive Plan, or LTIP, are considered at the Compensation Committee’s regular second quarter meeting each year.

The Compensation Committee meets outside the presence of management to consider appropriate compensation for our Chief Executive Officer and meets with the Chief Executive Officer to consider compensation for all other executive officers. When compensation decisions are not being considered, the Compensation Committee typically meets in the presence of the Chief Executive Officer and our General Counsel or his representative. Depending upon the agenda for a particular meeting, the Compensation Committee may invite our Director, Human Resources and a representative of BDO Seidman, LLP, or BDO, an independent compensation consultant, to participate in committee meetings. The Compensation Committee also regularly meets in executive session without management. The Compensation Committee Chairman works with our Chief Executive Officer, our General Counsel, our Director, Human Resources and BDO to assemble meeting materials, which are distributed to committee members for review in advance of each meeting.

Role of Compensation Consultant.  The Compensation Committee Charter grants the Compensation Committee the sole and direct authority to hire and fire advisors and to approve their compensation, which we are obligated to pay. Any advisors so hired report directly to the Compensation Committee. Shortly after its creation in connection with our 2004 initial public offering, the Compensation Committee engaged an independent compensation consultant to assess the then-existing compensation of our executive officers, including base salaries, bonus arrangements and long-term incentive compensation, and to assist the Compensation Committee in developing compensation principles and a compensation program for executive officers. Since that time, our independent compensation consultant, currently BDO, has assisted the Compensation Committee in assessing and determining competitive compensation packages for our executive officers that are consistent with our compensation philosophy of offering rewards that align the interests of our management with those of our unitholders.

BDO has, from time to time at the Compensation Committee’s request, assembled information regarding (i) compensation trends in the midstream natural gas industry and for master limited partnerships, and (ii) relative compensation for similarly-situated executive officers of companies within these groups as well as of other companies with revenues comparable to ours. BDO employs data compiled from surveys and the public filings of a peer group of master limited partnerships.1 We believe that compensation levels of executive officers in a master limited partnership peer group are relevant to our compensation decisions because we compete with these companies for executive management talent.

Role of Executive Officers.  Except with respect to his own compensation, our Chief Executive Officer plays a significant role in the Compensation Committee’s decisions regarding compensation for our executive officers. In fulfilling his role, the Chief Executive Officer relies in part on advice from other executive officers and market information provided by BDO. The most significant aspects of our Chief Executive Officer’s role are:

•	evaluating and advising the Compensation Committee regarding individual performance, both generally and with respect to the achievement of individual objectives under our MICP;

•	recommending target awards and financial, operational and/or individual objectives under our MICP; and

•	recommending base salary levels, MICP awards and LTIP awards.

1 In 2008, this peer group included Enterprise Products Partners L.P., Buckeye Partners, L.P., Regency Energy Partners LP, Boardwalk Pipeline Partners, LP, Crosstex Energy, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P., NuStar Energy L.P., Energy Transfer Partners, L.P., TEPPCO Partners, L.P., Williams Partners L.P., Spectra Energy Partners, LP, Targa Resources Partners LP, DCP Midstream Partners, LP and Hiland Partners, LP.

Our Executive Compensation Program

Overview

Compensation Objectives

Our executive compensation program is intended to align the interests of management with those of our unitholders by motivating executive officers to achieve strong financial and operating results, which we believe closely correlate to long-term unitholder value. This alignment of interests is primarily reflected through executive officers’ participation in our MICP and our LTIP. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly-situated organizations;

•	provide total target compensation for each named executive officer that, when gauged against the market median, is appropriate considering the executive’s performance, experience and overall value to the company;

•	provide a performance-based compensation component that balances rewards for short-term and long-term results and is tied to both individual and company performance; and

•	encourage the long-term commitment of our executive officers to us and to our unitholders’ long-term interests through grants of equity under the terms of our LTIP.

Compensation Strategy

To accomplish our objectives, we seek to offer a total compensation program to our executive officers that, when valued in its entirety, approximates the median value of programs sponsored by companies of similar size, line of business, performance and operational complexity. Our executive compensation program consists of three principal elements: (i) base salary, (ii) potential for annual incentive compensation awards under our MICP based upon the achievement of performance goals, (iii) opportunities to earn unit-based awards under our LTIP, which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of our unitholders and (iv) other benefits designed primarily to provide competitive health and welfare and retirement savings opportunities. We believe that if the overall value of our total compensation opportunities for executive officers is consistent with market practice, we will be able to continue to attract qualified executives, retain them and provide appropriate rewards consistent with their efforts on behalf of our unitholders.

In order to ensure that the total compensation package we offer our executive officers is competitive, our compensation consultant develops an assessment of market levels of compensation through an analysis of survey data regarding companies in the midstream gas gathering and processing industry, companies of comparable size in terms of revenues and information disclosed in peer companies’ public filings. While the Compensation Committee relies upon this data to assess the reasonableness of total compensation, it also considers a number of other factors including (i) historical compensation levels, (ii) the specific role the executive plays within our company, (iii) the performance of the executive and (iv) the relative compensation levels among our executive officers. The Compensation Committee’s allocation of total compensation between long-term compensation in the form of LTIP awards and currently-paid compensation in the form of base salary and MICP awards, generally is based upon an analysis of how our peer companies use long-term and currently-paid compensation to pay their executive officers and the Compensation Committee’s judgment regarding how each individual officer’s compensation should be allocated.

Compensation Elements

2008 Target Compensation

For 2008, target compensation for our named executive officers was allocated as reflected below:

				Total Target
Name and Principal Position	Base Salary	MICP	LTIP	Compensation

John R. Eckel, Jr.	61%	39%	0%	100%
Chairman of the Board and Chief Executive Officer
R. Bruce Northcutt	43%	24%	33%	100%
President and Chief Operating Officer
John A. Raber	45%	22%	33%	100%
Executive Vice President; President and Chief Operating Officer, Rocky Mountains
Matthew J. Assiff	47%	24%	29%	100%
Senior Vice President and Chief Financial Officer
Sharon J. Robinson	49%	24%	27%	100%
President and Chief Operating Officer, Oklahoma
Ronald W. Bopp	49%	24%	27%	100%
Senior Advisor, (formerly Senior Vice President, Corporate Development)(1)

(1)	On May 31, 2008, Mr. Bopp retired and entered into a retirement, release and services agreement with the company, pursuant to which, as Senior Advisor, he provides consulting services to us.

Because our Chief Executive Officer has a 4.27% indirect equity interest in our company (as of the record date), he and the Compensation Committee have agreed that opportunities to earn additional compensation through long-term incentive awards are not required to align his interests with those of our unitholders. Accordingly, no LTIP awards have been made to our Chief Executive Officer, although he remains eligible to receive future awards. Equity ownership is not otherwise a factor in the determination of equity awards, as we want to encourage our executives to hold significant amounts of our equity.

Base Salary

Base salary is a critical element of executive compensation because it provides executives with a base level of fixed annual cash compensation. The Compensation Committee reviews base salaries of our executive officers annually, and makes any adjustment after considering economic conditions, increases in the cost of living, job performance of the executive officer over time, any expansion of the executive officer’s responsibilities and market salary levels, including those in effect in the midstream natural gas industry. No specific weight or emphasis is assigned to any one of these factors. By reviewing the salary data of other companies from time to time, we intend to ensure that the base salaries established by the Compensation Committee are generally within the median range of base salaries paid by similarly-situated companies.

The Compensation Committee conducted its annual review of base salaries of all executive officers in November 2007 and as a result, approved base salary increases for executive officers effective January 1, 2008. In approving the increases for 2008, the Compensation Committee primarily considered: (i) an analysis of market information provided by BDO, (ii) individual performance, (iii) the salary levels among our executive officers and (iv) the effect of our company’s growth on the responsibilities of each executive officer.

The following base salary increases for our named executive officers for 2008 represented an average increase of approximately 12% over 2007 base salaries. Our named executive officers’ 2008 base salaries were within the median range of base salary for similarly situated executive officers in our peer group.

Base Salaries for 2008

Name	Increase		2008 Base Salary

John R. Eckel, Jr.	$55,000		$430,000
R. Bruce Northcutt	$25,000		$305,000
John A. Raber	$15,000		$295,000
Matthew J. Assiff	$15,000		$255,000
Sharon J. Robinson	$65,000	(1)	$245,000
Ronald W. Bopp	$9,000		$244,000

(1)	Ms. Robinson received an approximately 27% increase in base salary in connection with her promotion to President of our Oklahoma subsidiaries in August 2007.

In December 2008, in response to the national economic downturn and upon recommendation of management, the Compensation Committee decided that salaries for all executive officers for 2009 would remain at 2008 levels. In addition, as discussed in greater detail below in “Deferred Compensation Plan,” the Compensation Committee approved a Deferred Compensation Plan, or DCP, pursuant to which 10% of the Chief Executive Officer’s 2009 base salary and 5% of the 2009 base salaries for the other named executive officers will be deferred and not paid unless and until a stated company performance target is achieved, or under certain other conditions as described below under “Deferred Compensation Plan.”

Short-Term Incentive Compensation

MICP.  The MICP provides for annual bonus opportunities for executive officers, including the Chief Executive Officer, and certain key employees based upon the achievement of company financial or operational objectives, or both, and, if applicable, individual performance goals. In November 2008, the MICP was amended to provide for settlement of MICP bonuses with either cash or equity awards under the company’s LTIP, at the discretion of the Committee. The MICP is intended to focus our executive officers’ efforts by linking officers’ compensation to the achievement of goals that promote the interests of the company and its unitholders. Target incentive opportunities under the MICP are established each year by the Compensation Committee as a percentage of base salary in effect as of July 1 of that year. Targets are intended to be competitive with short-term incentive compensation opportunities available for comparable positions in comparable companies. In addition to annual awards, the MICP also provides the Compensation Committee with the ability to make special incentive awards in recognition of exemplary performance by an executive officer with respect to a specified project or issue. Under the MICP, no participant may receive an annual award that exceeds 200% of his or her annual base salary during any calendar year, or a special incentive award that exceeds 50% of his or her annual base salary during any calendar year.

MICP Guidelines.  The Compensation Committee adopts annual guidelines for the administration of the MICP, which include annual target awards, annual objectives and the percentage of each target award that will be contingent on applicable financial, operational and individual objectives. Because the financial and operational objectives are intended to be consistent with our company performance goals, they are approved by the Compensation Committee subject to further approval by our Board of Directors. The guidelines also may provide for the establishment of individual objectives for each plan participant for a particular year. Depending upon the participant’s role in our company, a participant’s individual objectives may include a combination of financial, strategic and operational objectives, each of which are assigned a percentage weight, the sum of which comprises the portion of the target award attributable to the achievement of individual objectives. Based upon the level of achievement of the applicable objectives and a subjective assessment of the level of achievement of applicable individual objectives, the Chief Executive Officer recommends to the Compensation Committee the amount of award for each participant (other than his own award). The Compensation Committee then determines the final amount of any award under the plan for all participants. In determining awards, the Compensation Committee has discretion with respect to subjective factors, such as assessment of a participant’s level of achievement of his or her individual objectives.

Non-GAAP Financial Measures.  Our discussion of MICP financial objectives includes references to the non-GAAP financial measures of distributable cash flow per unit and total distributable cash flow per unit. For a discussion of how we calculate these measures and reconciliations of distributable cash flow and total distributable cash flow to net income, their most directly comparable GAAP measure, please see Appendix B to this proxy statement.

2008 MICP Awards.  In February 2008, the Compensation Committee adopted guidelines for the MICP for calendar year 2008, which provided that 75% of each plan participant’s 2008 target award was contingent on the company’s achievement of a single financial objective, which was approved by our Board upon the committee’s recommendation, and 25% of the target award was contingent on the achievement of individual objectives. The 2008 financial objective consisted of our attainment, on an annual basis, of one of three levels (threshold, target or maximum) of cash available for distribution to our unitholders on a per unit basis, which we refer to as distributable cash flow per unit. Distributable cash flow per unit is a non-GAAP financial measure. Upon the achievement of the threshold, target or maximum level of distributable cash flow per unit, a plan participant was entitled to 50%, 100% or 150%, respectively, of the portion of his or her target award attributable to the achievement of the financial objective. If performance fell between the threshold and target levels or between the target and maximum levels, the amount of the bonus was determined by straight-line interpolation.

The Compensation Committee and the Board designated distributable cash flow per unit as the financial objective under our MICP because distributable cash flow is an important non-GAAP performance measure of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution.

The 2008 MICP guidelines further provided that the Compensation Committee and the Chief Executive Officer would approve individual objectives for the named executive officers. The 2008 individual objectives for the named executive officers generally included the following, depending on the officer’s role in our company:

•	strategic objectives — develop succession plans, pursue expansion and acquisition opportunities and initiate a process for implementation of a new accounting system; and

•	operational objectives — meet budget targets, successfully integrate acquired systems, assets and operations and meet environmental, health and safety goals.

Based on the Compensation Committee’s evaluation of individual performance and our company’s achievement of the financial objective for 2008, incentive compensation awards under our MICP for 2008 were approved for each of our named executive officers as shown in the following table:

Named Executive Officer MICP Awards for 2008

	% of Financial	% of Individual
	Performance	Performance	2008	2008		Payout as a
	Target	Target	Target	Approved		% of
Name	Achieved	Achieved	Payment	Award		Target

John R. Eckel, Jr.	93.0%	92.0%	$279,500	$260,000	(1)	93.02%
R. Bruce Northcutt	93.0%	95.0%	$167,750	$156,900	(2)	93.50%
John A. Raber	93.0%	100.0%	$147,500	$139,800	(2)	94.77%
Matthew J. Assiff	93.0%	95.0%	$127,500	$120,200	(2)	94.27%
Sharon J. Robinson	93.0%	98.5%	$122,500	$115,600	(2)	94.36%
Ronald W. Bopp	—	—	$122,000	—		—

(1)	Payment deferred pursuant to DCP.

(2)	Settled with unit awards under our LTIP.

In response to the downturn in the national economy, payment of Mr. Eckel’s 2008 MICP award was deferred pursuant to our DCP and will not be paid unless and until a specified company performance target is achieved, or certain other conditions are met as described under “Deferred Compensation Plan.” Additionally, the Compensation Committee settled all 2008 MICP awards, including awards to our named executive officers, with common unit awards under our LTIP. These units are not subject to vesting or forfeiture. The number of units granted in settlement of 2008 MICP bonuses was determined by dividing (a) the amount of each participant’s bonus approved by the Compensation Committee by (b) $16.0322, which was the volume weighted average price of a common unit during the ten consecutive trading days before the Compensation Committee approved MICP awards for 2008. The awards were settled net of taxes.

Determinations of MICP Target Levels.  In making the annual determination of the threshold, target and maximum levels for performance objectives, the Compensation Committee and the Board consider the specific circumstances facing us during the relevant year. Generally, the committee seeks to set the threshold, target and maximum levels such that the relative challenge of achieving the target level is consistent from year to year. The expectation that management will achieve the threshold level is relatively high, while meaningful additional effort would be required to achieve the target level.

For the plan years 2006 through 2008, the Board approved target levels for the financial objective between 10% and 20% above the amounts forecast in our financial plan (which we refer to as our “Plan”) for each of those years. Threshold levels were set slightly below Plan amounts, while maximum levels were set between 32% and 46% above Plan amounts. The table below sets forth, for each of the last three completed fiscal years: (i) the levels of distributable cash flow per unit used to determine the level of achievement of the financial objective under our MICP and (ii) the actual distributable cash flow per unit achieved.

MICP Financial Objective

	Distributable Cash Flow Per Unit(1)
Fiscal Year	Actual	Threshold	Target	Maximum	Payout(2)

2008	$2.91	$2.40	$3.00	$3.60	93%
2007	$2.85	$2.00	$2.50	$3.00	135%
2006	$2.58	$1.82	$2.32	$2.81	127%

(1)	A non-GAAP financial measure.

(2)	Reflects the percentage payout of participant target awards attributable to the financial objective for the period indicated.

2009 MICP Administrative Guidelines.  In February 2009, the Compensation Committee adopted MICP guidelines for 2009, which provide for a single financial objective and, in lieu of individual objectives for each participant, five common operational objectives for all MICP participants. For 2009, 75% of each MICP participant’s target award is contingent on the achievement of the financial objective, and 25% is contingent on the achievement of the five equally-weighted operational objectives.

The 2009 financial objective is based on our company attaining certain levels of total distributable cash flow on a per unit basis. We define total distributable cash flow, a non-GAAP financial measure, as distributable cash flow plus the amortization expense relating to our commodity derivative instruments. Total distributable cash flow is the standard currently used by industry analysts to measure whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution, and it also correlates with the metrics of our existing debt covenants. Therefore, our Board determined that total distributable cash flow is a better measure of the rate at which cash available for distribution is generated by our operations than distributable cash flow and determined that it should comprise the 2009 MICP financial objective.

In lieu of providing for individual objectives, the 2009 Guidelines provide for common operational objectives that are designed to encourage superior operating and financial performance for all MICP participants. The change from individual objectives to operational objectives for 2009 is designed to motivate MICP participants, including our named executive officers, to work together to achieve critical and strategic goals of our company. The operational objectives for 2009 relate to:

•	Safety — To encourage segment-wide and company-wide safety consciousness, commitment and execution.

•	Gross Margin at 2009 Plan Prices — To encourage focus on volumes and unit margins without regard to commodity prices.

•	Service Throughput Volume Unit Costs — To encourage value-consciousness with respect to both operation and maintenance and general and administrative costs.

•	Total Return to Investors — To recognize the impact of management’s contributions to our company’s reputation, financial posture and franchise value, which in turn, impact unitholder returns.

•	SAP Accounting Software Implementation — To encourage company-wide commitment to an important timetable for implementation of a new accounting system.

The operational objectives are tailored specifically to each of our operating segments, as appropriate, and our corporate management will be evaluated on a company-wide basis.

Our attainment of a threshold, target or maximum level of each objective, except for the SAP Accounting Software Implementation objective, will entitle MICP participants to 50%, 100% or 150%, respectively, of the portion of their individual target awards attributable to such objective. The SAP Accounting Software Implementation objective will be measured at only the target and maximum levels. The following table summarizes our 2009 MICP financial and operational objectives.

2009 MICP Objectives

		Level of Achievement
		Threshold	Target	Maximum
Objective	Weight	(50%)	(100%)	(150%)

Financial Objective:
Total distributable cash flow per unit (% of 2009 Plan amount)	75%	98%	120%	151%
Operational Objectives:
Safety	5%	Meet industry standards	Exceed industry standards by 10%	Exceed Copano 2008 performance
Gross margin at 2009 Plan prices (% of 2009 Plan amount)	5%	75%	100%	125%
Service throughput volume unit costs (% of 2009 Plan amount)	5%	110%	100%	95%
Total return to investors(1)	5%	Greater than 40% or Equal to Alerian	Greater than 40% and Greater than Alerian	Greater than 50% and 110% of Alerian
SAP software implementation	5%	N/A	Operational for July business	Target achieved at cost below authorized expenditure

(1)	Cumulative total return on our common units is calculated using the volume-weighted average price for a common unit at December 31, 2009 compared to December 31, 2008, assuming reinvestment of all distributions. “Alerian” refers to the cumulative total return for 2009 reported for the Alerian Total MLP Return Index, a composite of 50 energy master limited partnerships.

The following table reflects target awards under the MICP to our named executive officers for 2009:

MICP Targets for 2009

	2009 Target	2009		2009 Maximum	2009
	Payout as a % of	Target		Payout as a % of	Maximum
Name	Base Salary(1)	Payment(2)		Base Salary(1)	Payment(2)

John R. Eckel, Jr.	75%	$322,500	(3)	113%	$483,750	(3)
R. Bruce Northcutt	55%	$167,750		83%	$251,625
John A. Raber	50%	$147,500		75%	$221,250
Matthew J. Assiff	50%	$127,500		75%	$191,250
Sharon J. Robinson	50%	$122,500		75%	$183,750
Ronald W. Bopp(4)	—	—		—	—

(1)	As a percentage of base salary in effect as of July 1, 2009.

(2)	Estimate based on base salary in effect as of January 1, 2009.

(3)	Payment of any award will be deferred in accordance with our DCP.

(4)	Not a participant for 2009.

The 2009 guidelines provide that in no circumstance will any bonus be paid for 2009 if the per unit cash distribution paid to our unitholders with respect to any quarter in 2009 is less than the minimum quarterly distribution set forth in our limited liability company agreement.

Long-Term Incentive Compensation

LTIP.  We provide long-term incentive compensation through our LTIP. The LTIP provides our employees, including executive officers, the opportunity to acquire an ownership interest in our company and to share in its future financial success. We believe that awards under our LTIP enhance an employee’s commitment to us and to the success of our business by more closely aligning the employee’s and unitholders’ long-term interests. The size of awards made to each named executive officer are determined after considering a number of factors, including (i) the individual’s position, scope of responsibility and ability to affect profits and unitholder value, (ii) the individual’s historic and recent performance, (iii) the value of LTIP awards in relation to other elements of compensation, (iv) the practices of our peer companies with respect to equity grants for comparable positions and (v) the compensation expense that we would be required to recognize under SFAS No. 123(R), “Share-Based Payments.” The Compensation Committee believes that annual opportunities to earn additional long-term incentive compensation are an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests.

2008 Annual Grants.  After considering trends in incentive grant practices and programs utilized by our peer companies, the Compensation Committee determined that the form of award granted to our executive officers for 2008 should include a performance component. As a result, the Committee made annual grants to our executive officers, which included phantom units that vest based on the passage of time, as well as phantom units that vest based on the achievement of certain performance criteria. The time-based phantom units vest in five equal installments over a period of five years. The performance-based phantom units vest in three equal annual installments following the grant date, provided that a performance goal for the applicable measurement period is met. The number of performance-based phantom units to vest each year is dependent on the level of achievement of a specified percentage of total return to our common unitholders. One-half of eligible units will vest in a given year if a threshold level of total return is met, and the remainder will vest proportionately upon attainment of a total return that is between the threshold level and the target level, at which all eligible units vest. Eligible units that do not vest will be forfeited. The performance-based phantom unit award also includes an opportunity at the end of the three-year period to earn bonus units totaling up to 50% of the original number of performance-based phantom units awarded, provided that an additional performance goal, which is a specified total return to our unitholders for the three-year period, is met. The Compensation Committee intends to review the form of LTIP award each year in connection with its consideration and approval of annual LTIP awards.

In determining the number of time-based phantom units and performance-based phantom units granted to named executive officers for 2008, we established a target award value, expressed as a percentage of base salary, for each executive. The target award value was established based on BDO’s review of market data, internal pay equity considerations and individual performance. Target award values for 2008 are shown in the table below:

2008 LTIP Target Awards

Target Award
Value as a %
Name	of Salary

John R. Eckel, Jr.	—
R. Bruce Northcutt	75%
John A. Raber	75%
Matthew J. Assiff	60%
Sharon J. Robinson	55%
Ronald W. Bopp	55%

To determine the number of phantom units granted to each named executive officer, we (i) multiplied the target award value by the named executive officer’s base salary, (ii) allocated 50% of the value to time-based phantom units and 50% to performance-based phantom units and (iii) then divided each of the resulting values by the expected value of a common unit. Expected value for the time-based phantom units was determined by multiplying the market value of a common unit by 87.05%, a ratio provided to us by Towers Perrin, an independent consultant, taking into account the volatility of our unit price, our distributions and the vesting schedule of the award. Expected value for the performance-based phantom units was determined by multiplying the market value of a common unit by 75.27%, a ratio also provided to us by Towers Perrin, taking into account the vesting schedule of the award, the volatility of our units, our distributions, the length of the performance cycle and the potential payout range of the awards.

Long-Term Retention Grants.  As part of implementing a strategy to ensure the retention of our executive officers, in June 2008, the Compensation Committee, after consideration of the practices of our peer companies and the equity ownership interests of their executives, approved long-term retention grants of phantom units to our executive officers, including all of our named executive officers, except for Mr. Bopp, who had retired in May 2008. The long-term retention phantom units and distribution equivalents accumulated over the vesting period will fully vest on August 1 following expiration of individual retention periods that range from four to six years. To determine the number of long-term retention phantom units awarded to each named executive officer, the Compensation Committee multiplied the executive’s base salary by the number of years in the retention period and then divided such amount by the sum of the price of one of our common units plus the annualized amount of quarterly distributions payable to our unitholders at the time of the award.

Grant to Mr. Bopp.  In connection with Mr. Bopp’s retirement as an executive officer and as partial consideration for his continued consulting services, the Compensation Committee made a one-time award of phantom units to Mr. Bopp in December 2008, which vested December 8, 2008.

The following annual, long-term retention and other phantom unit awards were granted under our LTIP to our named executive officers (excluding the Chief Executive Officer) during 2008:

Named Executive Officer LTIP Awards in 2008

	Annual LTIP Awards		Long-Term
		Performance	Retention	Other
	Phantom	Phantom	Phantom Unit	Phantom Unit
	Units	Units	Awards	Awards

John R. Eckel, Jr.	—	—	—	—
R. Bruce Northcutt	3,570	4,130	50,000	—
John A. Raber	3,450	3,990	32,000	—
Matthew J. Assiff	2,390	2,760	35,000	—
Sharon J. Robinson	2,100	2,430	33,000	—
Ronald W. Bopp	2,090	2,420	—	18,843

Award Procedures.  The Compensation Committee has adopted formal procedures relating to the approval of awards under our LTIP. With respect to awards to our executive officers, these procedures provide that:

•	Annual awards to executive officers will be considered at the Compensation Committee’s second regular quarterly meeting each year and will be effective on the date of grant;

•	An award in settlement of incentive bonus awards will be effective on the date of grant by the Compensation Committee.

•	An award to a new executive officer who is not an existing employee or independent contractor consultant of the company will be effective on the later of the date of approval by the Compensation Committee or commencement of employment;

•	An award to (i) a new executive officer who was already our existing employee or independent contractor consultant or (ii) an existing executive officer (other than in connection with the annual award process or in settlement of a bonus award) will be effective on the first trading day of the month following the date of approval by the Compensation Committee; and

•	The exercise price for each award of options or unit appreciation rights will be equal to the “fair market value” of our common units on the effective date of the grant, which pursuant to the terms of the LTIP, will be the closing sales price of a common unit on such date (or, if there is no trading on such date, the preceding date on which there was trading) as reported in The Wall Street Journal.

Prior to adoption of these formal procedures, all awards to executive officers were effective as of the later of the date of the requisite approval of the award or the date of commencement of employment with the exercise price equal to the “fair market value” of a common unit on such date as defined in the LTIP.

Deferred Compensation Plan

Upon recommendation of management, in December 2008 the Compensation Committee approved our DCP and related participation agreements, which impose additional company performance requirements prior to payout of certain compensation elements to our named executive officers. Under the DCP and related participation agreements, Mr. Eckel’s 2008 and 2009 MICP bonuses, 10% of Mr. Eckel’s 2009 base salary and 5% of the 2009 base salaries for all other named executive officers will be deferred and not paid unless and until we have generated cumulative distributable cash flow of at least $4.00 per common unit within a period of four consecutive quarters, the DCF Target; provided, however, deferred amounts would be paid earlier upon a change in control of our company or in the event of the participant’s death or disability, or termination of employment by the participant for good reason or by us other than for cause. If the DCF Target has not been met after determination of distributable cash flow for the fourth quarter of 2015, any outstanding deferred amounts would be forfeited.

Retirement Savings Plan

All employees, including our named executive officers may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. For 2008, each employee could have made pre-tax contributions of up to $16,500 ($22,500 if the employee is age 50 or older) of his or her base salary. During the fiscal year ended December 31, 2008, we made “safe harbor” contributions to the 401(k) Plan totaling 3% of compensation (subject to certain adjustments) for each eligible employee, including our named executive officers (up to a maximum amount of $6,900). As contributions are made throughout the year, plan participants become fully vested in the amounts contributed. Consideration of a contribution to our 401(k) Plan for 2009 has been deferred until the fourth quarter of 2009.

Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Perquisites

We do not provide perquisites and other personal benefits exceeding a total value of $10,000 to any executive officer.

Unit Ownership Guidelines

Unit ownership guidelines have not been implemented by the Compensation Committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to unit ownership guidelines.

Insider Trading Policy

Our Insider Trading Policy states that our directors, executive officers and employees, including the named executive officers, may not purchase or sell puts or calls to sell or buy our units, engage in short sales with respect to our units or buy our units on margin.

Accounting for Unit-Based Compensation

We account for awards under our LTIP in accordance with the requirements of SFAS No. 123(R), which requires the grant date fair value of the award to be recognized as compensation expense over the vesting period of the award. When determining whether to grant equity awards and the appropriate size of those awards, the Compensation Committee may consider the projected compensation expense we would recognize in connection with an award. For additional information, please read Note 8 to our Consolidated Financial Statements, “Members’ Capital — Accounting for Equity-Based Compensation,” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

Summary Compensation Table for 2008

						Non-Equity
			Unit		Option	Incentive Plan		All Other
		Salary	Awards		Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)(1)		($)(1)	($)(2)		($)(3)(4)		($)(5)

John R. Eckel, Jr.	2008	430,000	—		—	260,000	(6)	6,900		696,900
Chairman of the Board	2007	375,000	—		—	280,000		6,750		661,750
and Chief Executive Officer	2006	349,000	—		—	240,000		6,600		595,600

R. Bruce Northcutt	2008	305,000	255,049		13,989	156,900	(7)	6,900		737,838
President and Chief	2007	280,000	53,826		13,989	176,400		6,750		530,965	(8)
Operating Officer	2006	244,000	15,573		9,960	137,900		6,600		414,033
John A. Raber	2008	295,000	412,618		43,795	139,800	(7)	6,900		898,113
Executive Vice President;	2007	280,000	218,411		43,796	164,500		6,750		713,457	(8)
President and Chief Operating,	2006	263,500	180,701		39,963	149,000		6,600		639,764
Rocky Mountains
Matthew J. Assiff	2008	255,000	196,161		9,627	120,200	(7)	6,900		587,888
Senior Vice President and Chief	2007	240,000	37,222		9,627	141,000		6,750		434,599	(8)
Financial Officer	2006	200,000	10,852		6,816	110,300		6,600		334,568
Sharon J. Robinson	2008	245,000	228,257		17,615	115,600	(7)	6,900		613,372
President and Chief Operating Officer, Oklahoma
Ronald W. Bopp	2008	101,667	311,959	(9)	1,494	—		218,764	(10)	633,884
Senior Advisor, (formerly	2007	235,000	237,595	(9)	29,578	142,800		6,750		651,723	(8)
Senior Vice President,	2006	224,000	170,323	(9)	27,004	110,300		6,600		538,227
Corporate Development)

(1)	The amounts included in the “Unit Awards” and “Options Awards” columns reflect the dollar amount of compensation expense we recognized with respect to these awards for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with SFAS No. 123(R) and thus include amounts attributable to awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are discussed in Note 8 to our Consolidated Financial Statements, “Members’ Capital — Accounting for Equity-Based Compensation,” included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 incorporated by reference to this proxy statement. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	Reflects amounts earned under our MICP in 2008, 2007 and 2006 plan years but paid in 2009, 2008 and 2007, respectively.

(3)	Reflects contributions to the company’s 401(k) Plan for each named executive officer.

(4)	The company does not provide perquisites and other personal benefits exceeding a total value of $10,000 to any named executive officer.

(5)	The salary as a percentage of total compensation for Messrs. Eckel, Northcutt, Raber and Assiff, Ms. Robinson and Mr. Bopp is 62%, 41%, 33%, 43%, 40%, and 16%, respectively.

(6)	Deferred pursuant to DCP.

(7)	Settled with unit awards under our LTIP based upon a price of $16.0322, which was the volume weighted average price of a common unit during the ten consecutive trading days ending February 17, 2009, the date before the Compensation Committee approved MICP awards for 2008.

(8)	Revised from Summary Compensation Table for 2007 to reflect correction of mathematical error.

(9)	Includes $17,678, $104,388 and $60,893 for 2008, 2007 and 2006, respectively, of compensation expense recognized by us in accordance with SFAS No. 123(R) in connection with a May 2006 amendment to a restricted unit award held by

Mr. Bopp to reduce certain of our tax administrative costs. The amendment accelerated the annual vesting date by approximately two months.

(10)	Includes $192,627 paid pursuant to a retirement, release and consulting services agreement and $19,237 for accrued but unused vacation.

Grants of Plan-Based Awards during 2008

										Grant
										Date
		Grant	Estimated Future			Estimated Future			Unit	Fair
		Date for	Payouts Under Non-Equity			Payouts Under Equity			Awards:	Value for
		Equity-	Incentive Plan Awards(1)			Incentive Plan Awards(2)(3)			Number of	Unit
	Award	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)	Awards(4)
Name	Type	Awards	($)	($)	($)	(#)	(#)	(#)	(#)	($)

John R. Eckel, Jr.	MICP	—	0	279,500	419,250	—	—	—	—	—
R. Bruce Northcutt	MICP	—	0	167,750	251,625	—	—	—	—	—
	Performance Units	6/2/08	—	—	—	0	4,130	6,195	—	—
	Time-Based Units	6/2/08	—	—	—	—	—	—	3,570	130,948
	Time-Based Units	7/1/08	—	—	—	—	—	—	50,000	1,684,000
John A. Raber	MICP	—	0	147,500	221,250	—	—	—	—	—
	Performance Units	6/2/08	—	—	—	0	3,990	5,985	—	—
	Time-Based Units	6/2/08	—	—	—	—	—	—	3,450	126,546
	Time-Based Units	7/1/08	—	—	—	—	—	—	32,000	1,077,760
Matthew J. Assiff	MICP	—	0	127,500	191,250	—	—	—	—	—
	Performance Units	6/2/08	—	—	—	0	2,760	4,140	—	—
	Time-Based Units	6/2/08	—	—	—	—	—	—	2,390	87,665
	Time-Based Units	7/1/08	—	—	—	—	—	—	35,000	1,178,800
Sharon J. Robinson	MICP	—	0	122,500	183,750	—	—	—	—	—
	Performance Units	6/2/08	—	—	—	0	2,430	3,645	—	—
	Time-Based Units	6/2/08	—	—	—	—	—	—	2,100	77,028
	Time-Based Units	7/1/08	—	—	—	—	—	—	33,000	1,111,440
Ronald W. Bopp	MICP	—	0	122,000	183,000	—	—	—	—	—
	Performance Units	6/2/08	—	—	—	0	2,420	3,630	—	—
	Time-Based Units	6/2/08	—	—	—	—	—	—	2,090	76,661
	Time-Based Units	12/1/08	—	—	—	—	—	—	18,843	206,519

(1)	The columns under this heading reflect award opportunities under our MICP for 2008 and the minimum, target and maximum amounts that could have been paid to the named executive officers based upon achievement of 2008 financial and individual objectives. The actual amounts paid to each named executive officer for the 2008 plan year are set forth in the Summary Compensation Table for 2008 under “Non-Equity Incentive Plan Compensation.”

(2)	The columns under these headings reflect awards under our LTIP during 2008.

(3)	The columns under this heading reflect awards of performance-based phantom units during 2008 and the minimum, target and maximum amounts that could be paid to the named executive officer with respect to such awards based upon achievement of the performance objective. Additionally, the maximum column reflects the opportunity at the end of the vesting period to earn additional units totaling up to 50% of the total number of phantom units awarded, if the performance goal for the three-year vesting period is met.

(4)	This column reflects the grant date fair value for each award under SFAS No. 123(R) granted to each named executive and is based upon the fair value on the date of grant. The grant date fair value is the amount we would expense in our financial statements over the award’s vesting period.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table for 2008 and the Grants of Plan-Based Awards table during 2008.

Employment Agreements with Named Executive Officers

The only employment agreements we have with our named executive officers are with Mr. Northcutt, Mr. Raber and Ms. Robinson.

Mr. Northcutt.  In connection with Mr. Northcutt’s commencement of employment in April 2003, we entered into an employment agreement with him to ensure he would perform his role for a reasonable minimum period of time. The initial term of Mr. Northcutt’s employment agreement expired in April 2005, but the agreement automatically continues from year-to-year thereafter until terminated by Mr. Northcutt or by us. The employment agreement provided for an initial annual base salary of $200,000, which as a result of periodic review is currently $305,000. The agreement also provides for an annual incentive bonus initially targeted at 50% of his base salary, which is payable in the discretion of our Compensation Committee, taking into account his individual performance and our financial performance during the preceding year. Mr. Northcutt’s right with respect to this annual incentive bonus is governed by the terms of our MICP, rather than his employment agreement, for so long as the MICP, or a successor bonus incentive plan, remains in effect. Additionally, Mr. Northcutt is eligible to participate in all other benefit programs for which employees are generally eligible. The agreement provides for severance and change in control benefits as described below in the section titled “Potential Payments upon Termination or Change in Control.”

Mr. Raber.  In connection with our acquisition of ScissorTail Energy, LLC in August 2005, we entered into an employment agreement with Mr. Raber, who had served as President and Chief Operating Officer of ScissorTail since it was formed in July 2000, to ensure continuity of management. Mr. Raber now serves as Executive Vice President of our company and President and Chief Operating Officer of our wholly owned Rocky Mountains subsidiaries.

Mr. Raber’s employment agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Mr. Raber or us upon 30 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $256,000, which as a result of periodic review is currently $295,000. The agreement also provides for an annual incentive bonus targeted at 50% of Mr. Raber’s base salary, which is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Mr. Raber is eligible to participate in all other benefit programs for which employees are generally eligible. Mr. Raber’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The agreement provides for severance and change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

Ms. Robinson.  Also in connection with the closing of our acquisition of ScissorTail in August 2005, we entered into an employment agreement with Ms. Robinson, who had served as Vice President, Commercial Activities of ScissorTail since June 2003, to ensure continuity of management. Ms. Robinson now serves as President and Chief Operating Officer of our Oklahoma subsidiaries.

Ms. Robinson’s employment agreement had an initial term that expired on August 1, 2007, but it automatically continues from year-to-year thereafter until terminated by Ms. Robinson or us upon 30 days’ written notice prior to the expiration of the applicable term. The agreement provided for an initial annual base salary of $150,000, which as a result of periodic review is currently $245,000. The agreement also provides for an annual incentive bonus initially targeted at 35% of her base salary and is currently 50% of her base salary. The annual incentive bonus is governed by the terms of our MICP, or any successor incentive bonus plan. Additionally, Ms. Robinson is eligible to participate in all other benefit programs for which employees are generally eligible. Ms. Robinson’s employment agreement also includes provisions relating to non-competition, non-solicitation of customers and employees and confidentiality. The agreement provides for severance and change in control benefits as described below under “Potential Payments upon Termination or Change in Control.”

Consulting Agreements with Named Executive Officers

The only consulting agreement we have with a named executive officer is with Mr. Bopp. In connection with Mr. Bopp’s retirement in May 2008, we entered into a retirement, release and consulting services agreement pursuant to which Mr. Bopp was engaged as a Senior Advisor to provide advisory and consulting services for up to 20 hours per month. The agreement provides for a payment of $25,000 to Mr. Bopp plus continuation of his base salary through the term of the agreement. The agreement also includes provisions relating to non-competition and confidentiality. The agreement was effective as of May 31, 2008 and will continue through May 30, 2009.

Outstanding Equity Awards at December 31, 2008

												Performance-Based
												Phantom Units
														Equity
												Equity		Incentive
	Option Awards					Unit Awards			Phantom Units			Incentive		Awards;
								Market			Market	Plan		Market
	Number of							Value of			Value of	Awards;		Value of
	Securities	Number of				Number of		Restricted	Number of		Phantom	Number of		Phantom
	Underlying	Securities		Option		Restricted		Units that	Phantom		Units that	Phantom		Units that
	Unexercised	Underlying		Exercise	Option	Units that		have not	Units that		have not	Units that		have not
	Exercisable	Unexercisable		Price	Expiration	have not		Vested	have not		Vested	have not		Vested
Name	Options	Options		($)	Date(1)	Vested		($)(2)	Vested		($)(2)	Vested		($)(2)

John R. Eckel, Jr.	—	—		—	—	—		—	—		—	—		—
R. Bruce Northcutt	24,000	6,000	(3)	10.00	11/15/14	3,444	(6)	40,191	58,058	(8)	677,537	4,130	(13)	48,197
	6,248	9,372	(4)	23.255	05/25/16	—		—	—		—
John A. Raber	11,816	23,616	(5)	20.250	08/01/15	16,384	(7)	191,201	39,938	(9)	466,076	3,990	(13)	46,563
	5,944	8,916	(4)	23.255	05/25/16	3,276	(6)	38,231	—		—
Matthew J. Assiff	16,000	4,000	(3)	10.00	11/15/14	2,400	(6)	28,008	40,470	(10)	472,285	2,760	(13)	32,209
	4,360	6,540	(4)	23.255	05/25/16	—		—	—		—
Sharon J. Robinson	14,168	9,448	(5)	20.250	08/01/15	6,554	(7)	76,485	36,636	(11)	427,542	2,430	(13)	28,358
	2,440	3,660	(4)	23.255	05/25/16	1,344	(6)	15,684	—		—
Ronald W. Bopp	3,992	5,988	(4)	23.255	05/25/16	2,196	(6)	25,627	4,850	(12)	56,600	2,420	(13)	28,241

(1)	Options expire ten years from date of grant.

(2)	Based on the closing sales price of our common units of $11.67 on December 31, 2008.

(3)	These unit options vest on November 15, 2009.

(4)	These unit options vest in three equal annual installments beginning on May 25, 2009.

(5)	These unit options vest in two equal annual installments beginning on August 1, 2009.

(6)	These restricted units vest in three equal annual installments beginning August 15, 2009.

(7)	These restricted units vest in two equal annual installments beginning August 1, 2009.

(8)	3,570 of these phantom units vest in five equal annual installments beginning May 15, 2009, 4,488 vest in four equal annual installments beginning May 15, 2009 and 50,000 cliff vest on August 1, 2014.

(9)	3,450 of these phantom units vest in five equal annual installments beginning May 15, 2009, 4,488 vest in four equal annual installments beginning May 15, 2009 and 32,000 cliff vest on August 1, 2012.

(10)	2,390 of these phantom units vest in five equal annual installments beginning May 15, 2009, 3,080 vest in four equal annual installments beginning May 15, 2009 and 35,000 cliff vest on August 1, 2013.

(11)	2,100 of these phantom units vest in five equal annual installments beginning May 15, 2009, 1,536 vest in four equal annual installments beginning May 15, 2009 and 33,000 cliff vest on August 1, 2013.

(12)	2,090 of these phantom units vest in five equal annual installments beginning May 15, 2009 and 2,760 vest in four equal annual installments beginning May 15, 2009.

(13)	The performance-based phantom units vest in three equal annual installments beginning May 15, 2009 if performance targets are met and include an opportunity to earn bonus units up to 50% of the award at the end of the three-year period if a performance target for the three year period is met.

Option Exercises and Stock Vested in 2008

	Units Acquired	Value Realized
	on Vesting	on Exercise
Name	(#)	($)

John R. Eckel, Jr.	—	—
R. Bruce Northcutt	1,148	35,025	(1)
	1,122	40,863	(2)
John A. Raber	8,192	249,856	(3)
	1,092	33,317	(1)
	1,122	40,863	(2)
Matthew J. Assiff	800	24,408	(1)
	770	28,043	(2)
Sharon J. Robinson	3,277	99,949	(3)
	448	13,668	(1)
	384	13,985	(2)
Ronald W. Bopp	6,666	233,977	(4)
	732	22,333	(1)
	690	25,130	(2)
	18,843	195,967	(5)

(1)	Based on closing sales price of $30.51 on the August 15, 2008 vesting date.

(2)	Based on closing sales price of $36.42 on the May 15, 2008 vesting date.

(3)	Based on closing sales price of $30.50 on the August 1, 2008 vesting date.

(4)	Based on closing sales price of $35.10 on the February 15, 2008 vesting date.

(5)	Based on closing sales price of $10.40 on the December 8, 2008 vesting date.

Nonqualified Deferred Compensation

On December 16, 2008, we adopted our DCP in which our named executive officers are eligible to participate. Since participation begins in 2009, as of December 31, 2008, none of our named executive officers had account balances under the DCP.

Pursuant to the participation agreements under our DCP, 10% of Mr. Eckel’s 2009 base salary and 5% of the 2009 base salaries for all other named executive officers (except for Mr. Bopp) will be deferred and not paid unless and until we have achieved the DCF Target, or under certain other conditions as described under “Deferred Compensation Plan.” Deferred amounts would be paid earlier upon a change in control of our company or in the event of the participant’s death or disability, or termination of employment by the participant for good reason or by us other than for cause. If the DCF Target has not been met after determination of distributable cash flow for the fourth quarter of 2015, any outstanding deferred amounts would be forfeited. Mr. Eckel’s participation agreement also provides that any MICP bonuses awarded to him for 2008 and 2009 would be deferred and paid subject to the same conditions.

No interest is credited to participant’s account balances under the terms of the DCP. There are no company contributions to the DCP.

Potential Payments upon Termination or Change in Control

Our compensation plans, and for some executive officers, their employment agreements with us, provide our named executive officers with certain payments or benefits that become due upon termination of their employment or upon a change in control of our company. The plans or agreements and circumstances triggering such payments or benefits are described below. The descriptions in this section should be reviewed together with the definitions under “Definitions” and the table under “Quantification of Potential Payments Upon Termination or Change in Control.”

Employment Agreements

Pursuant to his or her respective employment agreement, if Mr. Northcutt’s, Mr. Raber’s or Ms. Robinson’s employment is terminated for “cause” (as defined in his or her employment agreement), or in the event of his or her death or disability, or if the executive voluntarily resigns (without “good reason” in the case of Mr. Northcutt), then, he or she is entitled to receive any accrued but unpaid base salary, unused vacation time and any amount to which he or she is entitled pursuant to the company’s incentive plans.

If Mr. Northcutt’s employment is terminated by us for any reason other than cause, death or disability, or if Mr. Northcutt terminates his employment for “good reason” (as defined in his employment agreement), then he is entitled to the following: (a) a lump sum severance payment equal to one year of base salary payable within 30 days of his date of termination; (b) continuation of insurance benefits for one year following termination of employment; (c) reimbursement of reasonable fees incurred for executive outplacement services.

If Mr. Raber’s or Ms. Robinson’s employment is terminated by us for any reason other than cause, death or disability, or upon termination of employment by us within one year following a “change in control” (as defined in the employment agreements) of our company or of ScissorTail, he or she is entitled to the following: (a) a lump sum severance payment equal to one year of base salary; (b) continuation of insurance benefits for one year following termination of employment; (c) a pro-rata bonus pursuant to the terms of the MICP, or any successor incentive bonus plan; and (d) the automatic vesting of outstanding awards under our LTIP.

Severance Arrangements

Other than our Change in Control Severance Plan described below, with respect to our named executive officers, the only individual severance arrangements that are in place are those reflected in employment agreements with Mr. Northcutt, Mr. Raber and Ms. Robinson and a retirement, release and consulting services agreement with Mr. Bopp, pursuant to which he was paid $25,000 and will be paid his current base salary through the term of the agreement for advisory and consulting services.

MICP

A MICP participant, including a named executive officer, whose employment with us ceases by reason of death, disability or retirement on or after reaching age 65 or, prior to age 65 if approved by the Compensation Committee, or a participant whose employment is terminated by us without “cause,” is eligible for a pro-rata portion of his or her target MICP award for the year of termination through the participant’s termination date. In addition, a MICP participant is entitled to a pro-rata portion of his or her target award if the termination of employment occurs in connection with a change in control of our company.

LTIP

Our LTIP provides that, upon a change in control of our company, all awards outstanding under our LTIP, including those held by our named executive officers, will become fully vested pursuant to the terms of the LTIP (regardless of whether employment is terminated by us). In addition, Mr. Raber’s and Ms. Robinson’s LTIP awards fully vest upon a change in control of ScissorTail.

Additionally, our LTIP provides that if a grantee’s employment is terminated for any reason, the grantee’s options will be automatically forfeited except as otherwise provided in the award agreement or determined by the

Compensation Committee in its discretion. Our existing LTIP award agreements, including agreements with our named executive officers, provide as follows:

•	Option award agreements provide that options will become fully vested upon death or disability (and must be exercised within one year of this vesting), will be forfeited upon termination “for cause,” and otherwise may be exercised for a limited period following termination of employment.

•	Restricted unit awards provide that the restricted units will become fully vested upon death, disability or termination other than “for cause” and otherwise will be forfeited upon termination of employment.

•	Annual phantom unit awards provide that the phantom units will become fully vested upon death, disability and in some cases, retirement, and will be forfeited upon termination of employment for any other reason.

•	Annual performance-based phantom unit awards provide that the phantom units will vest at the target level upon death or disability, and will be forfeited upon termination of employment for any other reason.

•	Long-term retention phantom unit awards provide that the phantom units will vest on a pro-rata basis upon death, disability or termination of employment by the company for reasons other than cause, and will be forfeited upon termination of employment for any other reason.

Change in Control Severance Plan

Effective December 12, 2007, the Compensation Committee adopted a Change in Control Severance Plan, or CICP, which is designed to assist us in retaining specified key personnel, including our named executive officers, in the context of a change in control transaction. The CICP provides that if a participant’s employment is terminated in connection with a “change in control” as defined in the CICP, the participant would be entitled to benefits if (i) the termination is by us other than for “cause” or (ii) the termination is by the participant for “good reason,” in each case as defined in the CICP. Upon such termination, a participant would be entitled to receive a lump-sum payment in the amount of the participant’s annual base salary plus the participant’s target bonus under the MICP, the sum of which is multiplied by 200% for our officers and officers of our operating subsidiaries, including our named executive officers, and 100% for other participants, as well as continued health insurance benefits for up to 18 months.

Our CICP provides that if the aggregate of payments due under the CICP is greater than the aggregate of payments due under any individual severance agreement or employment agreement, payments made under our CICP will be in lieu of payments owed under any such other arrangement or agreement. If the aggregate of payments due under our CICP is less than the aggregate of payments due under any individual severance agreement or employment agreement, then payments made under such arrangement or agreement will in lieu of payments under our CICP.

The CICP ends on the later of (i) December 12, 2010, (ii) 18 months after the date of a change in control with respect to which a binding change in control agreement was entered into prior to December 12, 2010, (iii) abandonment or termination of a binding change in control agreement entered into prior to December 12, 2010, or (iv) the date that all CICP participants who have become entitled to plan payments have received those payments in full. Participants in the CICP are designated by the Compensation Committee, and currently include all participants in our MICP.

Deferred Compensation Plan

The terms of the participation agreements under our DCP with our named executive officers provide that amounts deferred would be paid upon the officer’s death, disability, termination of employment for reasons other than cause or for good reason and upon a change of control. Amounts deferred but not paid by the first quarter of 2016 would be forfeited. These amounts are described above in the section entitled “Nonqualified Deferred Compensation.”

Definitions

The employment agreements, our MICP, our LTIP, CICP and our DCP generally use the following terms:

“Change in control” means the occurrence of any of the following events:

•	the acquisition by any person, other than us or our affiliates, of direct or indirect “beneficial ownership” of our securities representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors;

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which persons who were our members immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

•	the sale, lease or disposition (in one or a series of related transactions) of all or substantially all our company’s assets to any person other than to us or our affiliates;

•	a change in the composition of our Board of Directors, the result of which fewer than a majority of our directors are “incumbent directors”; or

•	the approval by our Board of Directors or our members of a complete or substantially complete liquidation or dissolution.

“Change in control of ScissorTail” means the occurrence of any of the following events:

•	the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, with respect to which we or an affiliate, who was the owner of all of the outstanding membership interests of ScissorTail immediately prior to such reorganization, merger or consolidation or other transaction does not, immediately thereafter, own more than 50% of the outstanding membership interests of ScissorTail;

•	the sale, lease or disposition (in one or a series of related transactions) by us or an affiliate of all or substantially all of ScissorTail’s assets to any person other than to us or our affiliates;

•	the approval by our Board of Directors or ScissorTail of a complete or substantially complete liquidation or dissolution.

“Cause” means: (i) gross negligence or willful misconduct in the performance of duties and services; (ii) willful and continued failure to substantially perform duties and other obligations (for reasons other than physical or mental incapacity); (iii) the commission of any fraudulent act or dishonesty in the course of employment or provision of services; or (iv) conviction of or plea of guilty to any felony that requires an intentional, knowing or reckless mental state (or any such equivalent mental state) under a criminal code, whether or not committed in the course of employment.

“Good Reason” means any of the following that occurs without the participant’s prior written consent and (i) upon a change in control or within 18 months thereafter or (ii) after the entry into a binding change in control agreement but prior to the consummation of such change in control or the abandonment or termination of such binding change in control agreement:

•	a material diminution in base salary (without limiting the interpretation of “material,” a 5% or greater reduction in base salary would be deemed “material” in all circumstances);

•	a material diminution in authority, duties, or responsibilities;

•	a requirement that a participant report to a supervisor, whose authority, duties, or responsibilities are materially diminished in comparison to the authority, duties and responsibilities of the supervisor to whom the participant reported prior to the change in control;

•	a material diminution in the budget over which the participant retains authority;

•	reassignment of the participant to any office located more than 25 miles from the location of participant’s then current assignment; or

•	any other action or inaction that constitutes a material breach by the company of any employment agreement under which a participant provides services.

For amounts payable under all of these severance provisions, please read the “Post-Termination and Change in Control Payments” table and the accompanying footnotes.

Quantification of Potential Payments upon Termination or Change in Control

The following is a summary of the estimated payments that would have been made to each named executive officer assuming termination of such officer’s employment, or consultancy in the case of Mr. Bopp, on December 31, 2008 under various scenarios or assuming a change in control of our company on that date. Additionally, for Mr. Bopp, information is provided that reflects actual payments made in connection with his retirement from the company on May 31, 2008. In accordance with SEC rules, the estimated payments were determined under the terms of our plans and arrangements as in effect on December 31, 2008, which are described in our “Compensation Discussion and Analysis.” Because the payments to be made to a named executive officer depend on various factors that can only be ascertained on the date of a triggering event, the actual amounts to be paid upon termination of employment can only be determined with certainty at the time of the event.

Post-Termination and Change in Control Payments

					Acceleration
				Group	of Unvested	Other
		Salary	Bonus	Insurance	Equity(1)	Comp	Total
Name	Event	($)	($)	($)	($)	($)	($)

John R. Eckel, Jr.	Termination following Change in Control(2)	860,000	559,000	8,436	0	0	1,427,436
	Termination for Cause(3)	0	0	0	0	0	0
	Termination by Executive for Good Reason(4)	0	0	0	0	0	0
	Termination Without Cause(5)	0	279,500	0	0	0	279,500
	Retirement(6)	0	279,500	0	0	0	279,500
	Death(7)	0	279,500	0	0	0	279,500
	Disability(8)	0	279,500	0	0	0	279,500
	Change in Control(9)	0	0	0	0	0	0

R. Bruce Northcutt	Termination following Change in Control(2)	610,000	335,500	28,446	791,712	8,208	1,773,866
	Termination for Cause(3)	0	0	0	0	8,208	8,208
	Termination by Executive for Good Reason(4)	305,000	0	18,964	0	33,208	357,172
	Termination Without Cause(5)	305,000	167,750	18,964	97,565	33,208	622,487
	Retirement(6)	0	167,750	0	52,375	8,208	228,333
	Death(7)	0	167,750	0	255,940	8,208	431,898
	Disability(8)	75,205	167,750	0	255,940	8,208	507,103
	Change in Control(9)	0	0	0	791,712	0	791,712

John A. Raber	Termination following Change in Control(2)	590,000	295,000	28,446	765,354	9,771	1,688,571
	Termination for Cause(3)	0	0	0	0	9,771	9,771
	Termination by Executive for Good Reason(4)	0	0	0	0	9,771	9,771
	Termination Without Cause(5)	295,000	147,500	18,964	428,645	9,771	899,880
	Retirement(6)	0	147,500	0	52,375	9,771	209,646
	Death(7)	0	147,500	0	440,928	9,771	598,199
	Disability(8)	0	147,500	0	440,928	9,771	598,199
	Change of Control(9)	0	0	0	765,354	0	765,354

					Acceleration
				Group	of Unvested	Other
		Salary	Bonus	Insurance	Equity(1)	Comp	Total
Name	Event	($)	($)	($)	($)	($)	($)

Matthew J. Assiff	Termination following Change in Control(2)	510,000	255,000	16,040	555,287	10,030	1,346,357
	Termination for Cause(3)	0	0	0	0	10,030	10,030
	Termination by Executive for Good Reason(4)	0	0	0	0	10,030	10,030
	Termination Without Cause(5)	0	127,500	0	68,183	10,030	205,713
	Retirement(6)	0	127,500	0	35,944	10,030	173,474
	Death(7)	0	127,500	0	180,771	10,030	318,301
	Disability(8)	0	127,500	0	180,771	10,030	318,301
	Change in Control(9)	0	0	0	555,287	0	555,287

Sharon J. Robinson	Termination following Change in Control(2)	490,000	245,000	8,436	557,343	20,288	1,321,067
	Termination for Cause(3)	0	0	0	0	20,288	20,288
	Termination by Executive for Good Reason(4)	0	0	0	0	20,288	20,288
	Termination Without Cause(5)	245,000	122,500	5,624	210,113	20,288	603,525
	Retirement(6)	0	122,500	0	17,925	20,288	160,713
	Death(7)	0	122,500	0	210,232	20,288	353,020
	Disability(8)	0	122,500	0	210,232	20,288	353,020
	Change in Control(9)	0	0	0	557,343	0	557,343

Ronald W. Bopp	Termination Without Cause(10)	0	0	0	25,627	0	25,627
	Death(11)	0	0	0	124,477	0	124,477
	Disability(11)	0	0	0	124,477	0	124,477
	Change in Control(11)	0	0	0	124,589		124,589
	Retirement(12)	0	0	0	0	211,864	218,764

(1)	Calculated using the closing sales price of our common units on December 31, 2008, of $11.67 as reported by The NASDAQ Stock Market LLC except with respect to the acceleration of option awards in the event of death or disability, where the Black-Scholes BSM method is used.

(2)	Under our CICP, upon termination by us without cause or by the executive for good reason following a change in control, each executive would have received 200% of base salary, 200% of his or her 2008 MICP target award and 18 months of continued medical and dental insurance coverage, which we have valued at 2008 costs. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Assiff’s and Ms. Robinson’s outstanding awards would have vested. Additionally, except for Mr. Eckel, who has waived accrued vacation time, the executives would have received payment of accrued but unused vacation time in accordance with our policies. Pursuant to the terms of their employment agreements with us, upon termination of Mr. Raber or Ms. Robinson following a change in control of ScissorTail, Mr. Raber and Ms. Robinson would have received one-half of the amount reflected in the “Salary” column, one-half of the amount reflected in the “Bonus” column and two-thirds of the amount reflected in the “Group Insurance” column, which we have valued at 2008 costs. Additionally, all of their outstanding LTIP awards would have vested.

(3)	Upon termination of by us for cause, since Mr. Eckel has waived accrued vacation time, he would have received no severance payments. The other executives would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(4)	Upon termination by the executive for good reason (other than following a change in control), since Mr. Eckel has waived accrued vacation time, he would have received no severance payments. Mr. Northcutt, Mr. Raber, and Ms. Robinson would have received payment of his or her accrued but unused vacation time pursuant to the terms of his or her employment agreement and Mr. Assiff would have received payment of his accrued but unused vacation time in accordance with our policies. Pursuant to the terms of his employment agreement, Mr. Northcutt would also receive one year of base salary, one year of continued group insurance coverage which we have valued at 2008 costs, and reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000.

(5)	Upon termination by us without cause (other than following a change in control) each executive would have been eligible under our MICP to receive 100% of his or her 2008 MICP target award. Additionally, pursuant to the terms of each of their respective employment agreements, Mr. Northcutt, Mr. Raber, and Ms. Robinson would have received one year of base salary and one year of continued group insurance coverage, which we have valued at 2008 costs. Mr. Northcutt would also receive reimbursement of the costs of executive outplacement services, estimated to be approximately $25,000. Under the LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Assiff’s and Ms. Robinson’s outstanding restricted unit awards would have vested. Additionally, for Mr. Raber and Ms. Robinson, pursuant to the terms of their employment agreements with us, all of their other LTIP awards would have vested. Except for Mr. Eckel, who has waived accrued vacation time, the executives would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(6)	Under our MICP, upon the executive’s retirement on or after age 65, or prior to 65 if approved by the Compensation Committee, he or she would have been eligible to receive 100% of his or her 2008 MICP target award. Under our LTIP, certain of Mr. Northcutt’s, Mr. Raber’s, Mr. Assiff’s and Ms. Robinson’s outstanding phantom unit awards would have vested. Except for Mr. Eckel, who has waived accrued vacation time, the executives would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(7)	Under our MICP, upon termination of employment as the result of the executive’s death, his or her estate would have been eligible to receive 100% of his or her 2008 MICP target award. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Assiff’s and Ms. Robinson’s outstanding awards would have fully vested, except for long-term retention phantom unit awards which would have vested on a pro-rata basis. Except for Mr. Eckel, who has waived accrued vacation time, the executives would have received payment of his or her accrued but unused vacation time in accordance with our policies.

(8)	Under our MICP, upon termination of employment as the result of the executive’s disability, he or she would have been eligible to receive 100% of his or her 2008 MICP target award. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Assiff’s and Ms. Robinson’s outstanding awards would have fully vested, except for long-term retention phantom unit awards which would have vested on a pro-rata basis. Additionally, except for Mr. Eckel, who has waived accrued vacation time, the executives would have received payment of his or her accrued but unused vacation time in accordance with our policies. Pursuant to his employment agreement, Mr. Northcutt would have received a payment of $69,041 as continuation of his base salary from the date of termination through the date our disability insurance payments to him would have begun.

(9)	Upon a change in control of our company without a related termination of employment by us without cause or by the executive for good reason, our executives would receive no change in control payments. Under our LTIP, Mr. Northcutt’s, Mr. Raber’s, Mr. Assiff’s and Ms. Robinson’s outstanding awards would fully vest. Additionally, upon a change in control of ScissorTail, Mr. Raber’s and Ms. Robinson’s outstanding awards would fully vest.

(10)	Upon termination of Mr. Bopp’s consultancy by us without cause, Mr. Bopp’s outstanding restricted unit award would vest.

(11)	Upon Mr. Bopp’s death or disability during the consulting period, his outstanding LTIP awards would have vested. Additionally, upon a change in control of our company, regardless of whether Mr. Bopp’s consulting services had been terminated, his LTIP awards would fully vest.

(12)	In connection with Mr. Bopp’s retirement effective May 31, 2008, he received a payment of $25,000 and $19,237 in accrued but unused vacation pay. During 2008 he also received $167,627 as compensation for the provision of advisory and consulting services. These amounts are also reported in the Summary Compensation Table.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted By:

Compensation Committee

William L. Thacker, Chairman
Scott A. Griffiths
T. William Porter

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2008 regarding our LTIP, under which our common units are authorized for issuance to our employees, consultants and directors.

Number of Units
	Number of				Remaining Available
	Securities to be				for Future Issuance
	Issued upon		Weighted Average		Under Equity
	Exercise/Vesting of		Exercise Price of		Compensation Plans
	Outstanding		Outstanding		(Excluding Units
	Options, Warrants		Options, Warrants		Reflected in
	and Rights		and Rights		Column (a))
	(a)		(b)		(c)

Equity compensation plans approved by unitholders(1)	1,999,916	(2)	$23.78	(3)	2,289,811	(4)(5)
Equity compensation plan not approved by unitholders	—		—		—

Total	1,999,916		$23.78		2,289,811

(1)	Our sole equity compensation plan is our LTIP, which was approved by our members prior to our initial public offering.

(2)	Consists of 588,910 phantom units and 1,411,006 unit options. Of the 1,411,006 unit options outstanding at year end, 556,866 were exercisable.

(3)	Price reported relates solely to outstanding options reported in column (a).

(4)	Determined at the time of any award, the lesser of (a) 5,000,000 units or (b) a number equal to 10% of the sum of (1) our total common units outstanding and (2) the number of our common units issuable upon conversion of any outstanding equity securities (other than outstanding LTIP awards) convertible into common units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. Of the total authorized common units, no more than 30% may be delivered in the form of restricted units, phantom units or unit awards.

(4)	As of February 28, 2009, 2,193,010 units were available for future issuance under our LTIP.

(5)	In addition to awards for which units are reserved as reported in column (a), 169,769 restricted units were outstanding at December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date except where otherwise indicated, the number of our voting securities beneficially owned by: (i) each person who is known to us to beneficially own more than 5% of a class of voting units; (ii) the current members of our Board of Directors; (iii) our named executive officers; and (iv) all current directors and executive officers as a group. Unless otherwise noted, each beneficial owner has sole voting and investment power:

	Common Units(1)		Class C Units(1)		Class D Units(1)
Beneficial Owner	#	%	#	%	#	%

Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne(2)	5,231,625	9.65%	—		850,000	26.19%
Tortoise Capital Advisors, L.L.C.(3)	2,686,952	4.95%	—		381,000	11.74%
RR Advisors, LLC(4)	†		—		172,817	5.32%
Hare & Co. FBO Jennison Utility Fund(5)	†		—		421,000	5.85%
Magnetar Spectrum Fund(6)	†		—		850,000	12.97%
ING Investment Management LLC(7)	†		—		381,000	11.74%
Fiduciary Asset Management LLC(8)	†		—		190,000	26.19%
HEP Oil Company, LLC(9)	†		138,198	35.00%	—
Richard K. Gordon 2121 Kirby Drive, #25NE Houston, Texas 77019	†		40,089	10.15%	—
CIMA Energy Holdings, LLC(10)	†		74,034	18.75%	—
Schuyler M. Tilney 5901 Stones Throw Road Houston, Texas 77056	†		30,173	7.64%	—
Rob L. Jones 1400 South Boulevard Houston, Texas 77006	†		23,149	5.86%	—
David F. and Susan C. Mackie, Community Property 2121 Kirby Drive, #19NW Houston, Texas 77019	†		23,149	5.86%	—
Carl Clifford and Patricia Lou Stover 424 Cocopa Dr. W. Gainesville, Texas 76240	†		19,741	5.00%	—
William L. Thacker(11)	22,000	*	—		—
Ernie L. Danner(11)	18,000	*	—		—
James G. Crump(11)	18,000	*	—		—
Michael L. Johnson(11)	18,000	*	—		—
Scott A. Griffiths(11)	18,000	*	—		—
T. William Porter(11)	18,000	*	—		—
John R. Eckel, Jr. (11)(12)(13)	3,441,908	6.33%	—		—
R. Bruce Northcutt(11)(16)	267,902	*	—		—
Matthew J. Assiff(11)(16)(17)	148,304	*	—		—
Ronald W. Bopp(11)(16)	124,726	*	—		—
John A. Raber(14)(16)	71,572	*	—		—
Sharon J. Robinson(15)(16)	38,354	*			—
All directors and executive officers as a group (15 persons)(18)	4,162,259	7.65%	—		—

*	Less than 1%.

†	Has not reported common unit ownership of 5% or more.

(1)	Based on 54,234,680 common units, 394,853 Class C units and 3,245,817 Class D units outstanding on the record date. In accordance with SEC rules, the percentage of each class as of the record date is calculated for each person and group by dividing the number of units beneficially owned by the sum of the total units outstanding plus the number of units underlying options exercisable by that person or group within 60 days and phantom units vesting within 60 days.

(2)	Information about common units beneficially owned is based on the Schedule 13G/A filed on behalf of Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne on February 9, 2009. The address for each beneficial owner is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067.

(3)	Information about common units beneficially owned is based on the Schedule 13G filed on behalf of Tortoise Capital Advisors, L.L.C. on February 12, 2009. Tortoise Capital Advisors, a registered investment adviser, has voting and investment control over Class D units owned of record by Tortoise North American Energy Corp. and Tortoise Energy Infrastructure Corp., each of which is a closed-end investment company registered under the Investment Company Act of 1940. The address for Tortoise Capital Advisors, L.L.C. is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(4)	RR Advisors, LLC, a registered investment adviser and ultimate general partner of RCH Energy MLP Fund, L.P., has voting and investment control over Class D units owned of record by RCH Energy MLP Fund, L.P. The address for RR Advisors is 200 Crescent Court, Suite 1060, Dallas, Texas 75201.

(5)	Jennison Associates LLC, a registered investment adviser, has voting and investment control over Class D units owned of record by Hare & Co FBO Jennison Utility Fund. The address for Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017.

(6)	Magnetar Spectrum Fund’s Investment Manager, Magnetar Financial LLC (“MFL”), has voting and investment control over the Class D units owned by Magnetar Spectrum Fund. MFL is an investment adviser under the Investment Advisers Act of 1940, and the sole member of MFL is Magnetar Capital Partners LP. The General Partner of Magnetar Capital Partners LP is Supernova Management LLC, and Alec N. Litowitz is the Managing Member of Supernova Management LLC. The address for Magnetar Spectrum Fund is c/o Magnetar Financial LLC, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(7)	ING Investment Management LLC, a registered investment adviser, has voting and investment control over Class D units owned of record by ING Life Insurance and Annuity Company, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company of New York, ReliaStar Life Insurance Company and Security Life of Denver Insurance Company. The address for ING Investment Management LLC is 10 State House Square, Hartford, Connecticut 06103-3602.

(8)	Fiduciary Asset Management, LLC, a registered investment adviser, has voting and investment control over Class D units owned of record by Fiduciary/Claymore MLP Opportunity Fund, a closed-end investment company registered under the Investment Company Act of 1940. The address for Fiduciary Asset Management, LLC is 8235 Forsyth Boulevard, Suite 700, Clayton, Missouri 63105.

(9)	By virtue of his position with HEP Oil Company, Ltd., John David Schmitz has voting and investment control over the Class C units owned by HEP Oil Company, Ltd. The address for HEP Oil Company, Ltd. is P.O. Box 1499, Gainesville, Texas 76241-1499.

(10)	By virtue of their positions as managing members of CIMA Energy Holdings, LLC, Charles M. Oglesby, Thomas K. Edwards and Michael D. Rupe have voting and investment control over the Class C units owned by CIMA Energy Holdings, LLC. The address for CIMA Energy Holdings, LLC is 100 Waugh Drive, Suite 500, Houston, Texas 77007.

(11)	Messrs. Crump, Danner, Griffiths, Johnson, Porter and Thacker, members of our Board of Directors, can be contacted at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Messrs. Eckel, Northcutt, Assiff and Bopp can also be contacted at this address.

(12)	All units are held by Copano Partners Trust, a Delaware statutory trust, the sole beneficiary of which is Copano Partners, L.P., which retains sole voting and dispositive power with respect to the common units held by Copano Partners Trust. Eleven grantor trusts own indirectly all of the outstanding general partner interests in Copano Partners, L.P. and, together with 19 additional grantor trusts, own, directly or indirectly, all of its outstanding limited partner interests. The direct or indirect beneficiaries of the grantor trusts are members of our management team, certain of our employees, certain current and former employees of Copano Operations, Inc. and consultants. 27 of the 29 grantor trusts have three trustees, John R. Eckel, Jr., Charles R. Noll, Jr. and Charles R. Barker, Jr., and Mr. Eckel has the power to appoint additional trustees for 23 of the 29 grantor trusts, including each of the grantor trusts holding indirect interests in the general partner of Copano Partners, L.P. Mr. Eckel, Jeffrey A. Casey and Douglas L. Lawing serve as the trustees of one of the remaining grantor trusts and Messrs. Eckel, Noll, Barker and Matthew J. Assiff serve as the trustees of the other remaining grantor trust. The common units held by Copano Partners Trust are currently pledged as security for a loan by a commercial bank to Copano Partners Trust.

(13)	Mr. Eckel is the direct or indirect beneficiary of grantor trusts that directly or indirectly own 67.4% of the outstanding partnership interests of Copano Partners, L.P. Mr. Eckel disclaims beneficial ownership of the reported securities in excess of his pecuniary interest. Mr. Eckel’s beneficial ownership without these disclaimed securities represents 4.27% of our outstanding common units.

(14)	Mr. Raber can be contacted at Copano Energy/Rocky Mountains, L.L.C., 116 Inverness Drive East, Suite 280, Englewood, Colorado 80112.

(15)	Ms. Robinson can be contacted at Copano Energy/Mid-Continent, L.L.C., 1437 South Boulder Avenue, Suite 1500, Tulsa, Oklahoma 74119.

(16)	Includes restricted units over which the beneficial owner has voting power but no investment power, options to acquire common units that are currently exercisable or exercisable within 60 days of the record date and phantom units over which the beneficial owner will have voting and investment power within 60 days of the record date, in each case as set forth in the table below. Does not include performance based phantom units that will vest within 60 days if performance criteria are met.

	Restricted	Phantom	Exercisable
Beneficial Owner	Units	Units	Options

R. Bruce Northcutt	3,444	1,836	30,248
Matthew J. Assiff	2,400	1,248	20,360
John A. Raber	19,660	1,812	17,760
Sharon J. Robinson	7,898	804	16,608
Ronald W. Bopp	2,196	1,108	3,992

(17)	Mr. Assiff controls indirectly a 1.18% interest in Copano Partners, L.P., a limited partnership that is the sole beneficiary of the statutory trust described in footnote (12). Mr. Assiff has no investment power over the trust assets.

(18)	Includes options to acquire 132,344 common units that are exercisable currently or within 60 days of the record date, 9,046 phantom units that will vest within 60 days of the record date and 43,038 restricted units over which the beneficial owner has voting power but no investment power. Does not include performance based phantom units that will vest within 60 days if performance criteria are met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Copano/Operations, Inc.

Copano Operations provides us with management, operations and administrative support services, including certain field and administrative personnel, related personnel benefits and insurance, office facilities and related contents insurance, and office supplies and equipment pursuant to an administrative and operating services agreement we entered into with Copano Operations in connection with our initial public offering in 2004. Mr. Eckel serves as Chairman and Chief Executive Officer of Copano Operations and is the indirect owner of its capital stock. In addition to their duties to us, certain Copano Operations’ employees also perform services on behalf of other entities that are controlled by Mr. Eckel, utilizing office space described below.

Copano Operations charges us for the costs that it incurs on our behalf without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of other entities controlled by Mr. Eckel and (ii) any costs to be retained by Copano Operations or charged directly to an entity for which Copano Operations performed services. Under the services agreement, our obligation to reimburse Copano Operations for its costs is limited to costs of expenditures approved by us pursuant to our governance and delegation of authority process. For the year ended December 31, 2008, we reimbursed Copano Operations for administrative and operating costs totaling approximately $3.2 million, including payroll and benefits expenses for certain of our field and administrative personnel.

Certain of our subsidiaries are co-lessees with Copano Operations under the lease for our Houston office. Copano Operations pays lease expenses for space we share with Copano Operations and includes such expenses in calculating its charges to us pursuant to the services agreement.

Our services agreement with Copano Operations renews automatically for a one-year term each December 31 unless Copano Operations or we provide notice of termination at least 90 days before commencement of a renewal term. We have agreed with Copano Operations that the provisions of the services agreement relating to the lease for our Houston office will continue through May 30, 2010, even if the agreement is terminated before that date. Our Audit Committee monitors activity under the services agreement on a quarterly basis.

We believe that we obtained services from Copano Operations on terms no less favorable than those that could have been obtained from an unaffiliated entity.

Natural Gas Transactions

We purchase natural gas from and provide gathering and compression services to Camden Reserves, Inc., Live Oak Reserves, Inc. and Nueces Reserves, Inc, entities controlled by Mr. Eckel, under agreements we entered into at various times in the years before our initial public offering. We amended one of these agreements in May 2006 and executed a replacement for another in February 2007. The amendment and replacement agreement were approved by the Conflicts Committee, which monitors our transactions under these arrangements on a quarterly basis. During the year ended December 31, 2008, we purchased natural gas totaling approximately $1.4 million, provided gathering and compression services totaling approximately $0.02 million and sold natural gas totaling approximately $0.1 million in transactions with Mr. Eckel’s affiliated companies. We believe that these transactions were on terms no less favorable than those that could have been obtained from an unaffiliated entity.

General and Administrative Expense Reimbursement Obligations

Certain of our unitholders that were investors prior to our initial public offering agreed to fund a portion of our general and administrative expenses for a three-year period that ended January 1, 2008. The following table summarizes capital contributions made to us by our pre-IPO investors in satisfaction of their obligations to reimburse us for general and administrative expenses (in thousands):

	Capital Contributions In Year Ended
		December 31,
	2008	2007	2006

Period During Which Expenses Were Incurred:
October 1, 2005 through September 30, 2006	$—	$—	$4,607
October 1, 2006 through September 30, 2007	—	9,965	—
October 1, 2007 through December 31, 2007	4,103	—	—

PROPOSAL TWO — APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
COPANO ENERGY, L.L.C. LONG-TERM INCENTIVE PLAN

Proposed Amendment to the LTIP

Currently, not more than 30% of the common units authorized for issuance under our LTIP may be delivered in settlement of restricted unit awards, phantom unit awards and unit awards, which we refer to collectively as “non-option awards.” At February 28, 2009, of the 2,193,010 remaining common units available for issuance under our LTIP, approximately 329,578 were available for settlement of non-option awards, and 1,863,432 were available for settlement of unit options or unit appreciation rights, which we refer to collectively as “option-based awards.”

The Compensation Committee has recommended and our Board has approved, subject to unitholder approval, an amendment to our LTIP to increase the percentage of authorized common units that may be delivered in settlement of non-option awards from 30% to 50%. Assuming approval by our unitholders of the proposed amendment, 1,329,578 units would be available for issuance in settlement of non-option awards.

A copy of the proposed LTIP amendment is included as Appendix C to this proxy statement, and a copy of the LTIP is included as Appendix D.

Summary Description of the Amended and Restated Copano Energy, L.L.C. Long-Term Incentive Plan

Administration

The Compensation Committee administers our LTIP and is authorized to:

•	interpret the LTIP and all awards;

•	establish and amend rules for the LTIP’s operation;

•	designate participants;

•	determine the type, amount and other terms and conditions of awards;

•	determine to what extent and under what circumstances awards may be settled, exercised, canceled or forfeited; and

•	amend, modify or waive restrictions on awards.

Our officers, directors, employees and consultants are eligible to receive LTIP awards. For a discussion of formal procedures the Compensation Committee has adopted relating to its approval of awards under our LTIP, please read “Compensation Discussion and Analysis — Our Executive Compensation Program — Compensation Elements — Long Term Incentive Compensation — Award Procedures.”

LTIP Awards

General

The LTIP provides for five types of awards: restricted units, phantom units, unit awards, unit options and unit appreciation rights. The Compensation Committee has the authority to determine the terms of any LTIP award. Except for unit awards, which are described below, awards generally are subject to vesting over time and, if a grantee’s employment or membership on the Board terminates for any reason, the unvested portion of an award will be forfeited. Awards typically vest upon a change of control, and may vest in other circumstances, as determined by the Compensation Committee in its discretion. Vesting of awards may be conditioned on the achievement of specified performance objectives.

We may issue new common units to be delivered on the exercise or vesting of LTIP awards, or we may use previously issued common units that we own or acquired in the open market.

The Compensation Committee may provide that distributions or distribution equivalent rights on restricted units or phantom units are subject to the same vesting and forfeiture provisions as the underlying award, in which case such distributions would be held, without interest, until the underlying award vests or is forfeited.

Types of Awards

Below are descriptions of the types of awards provided for under our LTIP.

•	Restricted Units. Restricted units are common units subject to vesting over time.

•	Phantom Units. Phantom units represent the grantee’s entitlement to receive, upon vesting, an equal number of our common units. The Compensation Committee also has discretion to settle phantom units with an equivalent amount of cash. The Compensation Committee’s practice has been to settle phantom units with common units, with any fractional units settled in cash.

•	Unit Awards. Unit awards are grants of common units that are not subject to vesting or forfeiture. We have used unit awards to settle bonuses under our management and employee incentive compensation plans.

•	Unit Options. Upon vesting, unit options entitle the holder to purchase common units at an exercise price determined on the date of grant. Unit options cannot have an exercise price that is less than the fair market value of our common units on the date of grant.

•	Unit Appreciation Rights. Upon vesting, unit appreciation rights are awards that entitle the holder to receive the difference between the exercise price established for the unit appreciation right on the grant date and the fair market value of our common units on the exercise date. This amount may be paid in common units, cash or a combination, as determined by the Compensation Committee in its discretion. Unit appreciation rights cannot have an exercise price that is less than the fair market value of our common units on the date of grant.

Common Units Authorized for LTIP Grants

The number of common units authorized to be issued under the LTIP, determined at the time of any award, is limited to the lesser of (a) 5,000,000 units or (b) a number equal to 10% of the sum of (1) our total common units outstanding and (2) the number of our common units issuable upon conversion of any outstanding equity securities (other than outstanding LTIP awards) convertible into common units. Currently, 5,000,000 units are authorized for issuance under our LTIP.

As described above, the LTIP currently provides that no more than 30% of the total authorized common units may be delivered in the form of non-option awards. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards.

Benefits of LTIP Amendment to Participants

Participation in the LTIP is determined on an individual basis by the Compensation Committee. Accordingly, future benefits under the plan amendment are not determinable. The Compensation Committee has adopted a practice of making LTIP awards annually at its second regular quarterly meeting of the year, and for new employees, upon commencement of employment.

Equity grants to each of our named executive officers in 2008 are set forth above under “Executive Compensation — Grants of Plan-Based Awards.” We made the following awards to the groups indicated in the table below in 2008, or in the case of unit awards, in settlement of incentive plan bonuses with respect to 2008:

	2008 LTIP Grants(1)
	Unit Options		Phantom Units		Restricted Units		Unit Awards
	$	#	$	#	$	#	$	#

Executive Group(2)	—		8,675,806	278,723	—	—	703,006	47,791(3)
Non-Executive Employee Group	574,234	191,500	9,106,537	279,164	—	—	1,567,291	106,546
Non-Executive Director Group	—	—	—		226,980	18,000	—	—

(1)	Dollar values reflect the grant date fair value for each award under SFAS No. 123(R). The grant date fair value is the amount we would expense in our financial statements over the award’s vesting period, assuming no forfeitures.

(2)	Executive group consists of all executive officers, including named executive officers.

(3)	Includes awards to the following named executive officers: Mr. Northcutt (9,787), Mr. Assiff (7,497), Mr. Raber (8,720) and Ms. Robinson (7,210).

Required Vote

Adoption of the LTIP amendment proposal requires the affirmative vote by holders of a majority of our outstanding units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. A properly executed proxy submitted without instructions on how to vote will be voted FOR this proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining the existence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSED LTIP AMENDMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Reasons for Board of Directors’ Recommendation

LTIP Compensation Strategy

Our Board of Directors believes that our future success depends in large part on our ability to:

•	attract new employees and executives with competitive compensation packages;

•	retain our existing executives who are attractive candidates to other companies in our industry;

•	motivate and recognize our directors, officers, employees and consultants; and

•	ensure the availability of incentive awards for employees we hire in connection with acquisitions.

The Board believes that long-term incentive compensation awards are an integral part of a total compensation strategy that is consistent with market practice, retains key talent in very competitive markets and achieves an economic alignment between employee and unitholder interests — alignment that is based not only on an opportunity to benefit from growth in our unit price, but also growth in our cash distributions.

Benefits of Non-Option Awards

Non-option awards provide the Compensation Committee with substantial flexibility in fashioning administratively efficient awards that provide our employees with incentives for superior performance, reward their past performance and encourage continued common unit ownership.

•	Encouraging Unit Ownership. Even after they have vested, option-based awards do not provide the benefits of unit ownership until the grantee exercises the option and acquires a common unit, and exercises of such awards are less likely to result in continuing unit ownership. For example, the typical option exercise involves an immediate sale of the underlying common units to recover in cash the difference between the exercise price and the current market price. Even grantees who wish to hold common units issued on an option exercise will likely need to sell a portion of their common units to fund the exercise price and the income tax obligation that arises on exercise. Non-option awards can be configured to offer the full benefits of unit ownership immediately upon vesting and to eliminate the need to fund payment of an exercise price or income tax.

•	Strengthening Alignment of Interests. Like option-based awards, non-option awards align employees’ and unitholders’ interests through sharing in appreciation of our unit price. In addition, non-option awards, which historically have included distributions or distribution equivalent rights (both of which accrue to the benefit of the grantee during vesting), permit employees to participate in cash distributions alongside other unitholders.

We believe that participation in cash distributions is essential to a meaningful alignment of employee and unitholder interests. Deterioration in the financial markets in 2008 has subjected all of our LITP award values, but particularly option-based award values, to market movements that we believe have not been reflective of our employees’ performance. Unit-based awards, because they provide for distributions, are more closely tied to the performance we are asking our employees to deliver.

•	Rewards and Incentives for Performance. Non-option awards are superior rewards for past performance because their value is clearly ascertainable on the grant date based on the market price for our common units. Option-based awards are less appropriate for rewarding past performance because their value depends on appreciation in our unit price in the future. In response to the recent economic downturn, we have implemented measures to reduce our cash expenses and maintain our liquidity, including suspending annual merit or cost of living salary increases and suspending company contributions to our 401(k) plan. We have also used unit awards instead of cash to settle bonuses payable under our management and employee incentive compensation plans. Unit awards allow us to continue to recognize employee performance, even during periods when, because of commodity prices or other developments in the industry or the economy, we are focused on preserving liquidity. We believe that the ability to reward employees appropriately is particularly important during such times.

Like option-based awards, non-option awards provide incentives based on the opportunity to benefit from appreciation in our unit price in the future. In addition, our existing performance-based LTIP awards are contingent on achievement of a specified increased total return to our unitholders, both annually and over the terms of the awards. In addition, the opportunity to share in cash distributions provides an incentive relating to cash distribution growth, and the incremental vesting of such awards over time encourages long-term commitment to us and to unitholders.

•	Administrative Efficiency. Non-option awards offer efficiencies in terms of tax and accounting compliance and reporting. Also, under the expected value models we use to determine the amount of an award, non-option awards allow us to award the same amount of compensation using fewer common units than we would use for an option-based award of the same value.

Effects of Approval

We will use the additional non-option LTIP awards to provide incentives to our officers, directors, employees and consultants for superior performance, and to enhance our ability to attract and retain the services of individuals essential for our growth and profitability.

Effects of Failure to Approve

Because NASDAQ Markeplace Rules require unitholder approval of material amendments to our equity compensation plan, we will be unable to grant any non-option awards under the LTIP beyond the currently authorized number. Approximately 329,578 common units remain available for non-option awards. Once current availability under the LTIP is exhausted, the Board will have fewer alternatives under the LTIP, and therefore would need to consider non-equity compensation alternatives to help attract new employees and to retain and motivate current employees, or others who become employees in connection with any future acquisitions.

PROPOSAL THREE — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, to continue as our independent registered public accounting firm, or independent auditor, for 2009. Deloitte has served as our independent auditor since 2002. The Audit Committee has determined to submit Deloitte’s selection to unitholders for ratification. Unitholder ratification of the selection of Deloitte as our independent public accountants is not required by our limited liability company agreement or otherwise. We are submitting the selection of Deloitte to unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the annual meeting, the Audit Committee will reconsider its selection of auditor. We are advised that no member of Deloitte has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Deloitte will attend the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Deloitte for the audit of our annual consolidated financial statements and subsidiary financial statements for each of the fiscal years ended December 31, 2008 and 2007 and the reviews of the financial statements included in any of our Quarterly Reports on Forms 10-Q for each of those fiscal years were $3,254,000 and $2,657,000 and, respectively.

Audit-Related Fees

Deloitte also received fees for services that they normally provide in connection with statutory or regulatory filings. Deloitte’s fees for these services (i) during 2008 totaled $76,000 and were associated with a private placement of senior notes, and (ii) during 2007 totaled $176,000 and were associated with an underwritten public offering of senior notes, a potential business acquisition and other filings with the SEC.

Tax Fees

We incurred aggregate fees of $468,000 and $246,000 for fiscal years ended December 31, 2008 and 2007, respectively, for tax-related services provided by Deloitte. These included fees for tax compliance and tax planning services.Deloitte’s fees were higher in 2008 because we engaged Deloitte to provide year-end tax reporting services, which were provided by another firm in previous years.

Audit Committee Approval of Audit and Non-Audit Services

In February 2005, the Audit Committee adopted a Pre-Approval of Audit and Non-Audit Services Policy, which requires specific pre-approval by the Audit Committee of audit and non-audit services performed by the independent auditor, unless pre-approval of the type of service is reflected in the pre-approval policy. The pre-approval policy provides specific pre-approval for (i) certain categories of audit services, including audits of our subsidiaries and services associated with SEC filings, (ii) audit-related services, including transaction integration assistance and attestation services required by statute or regulation, (iii) tax-related services and (iv) services relating to business acquisitions or dispositions.

Management is required to report to the Audit Committee its engagement of the independent auditor to perform any of the services specifically pre-approved in the policy and does so on a quarterly basis. The engagement terms and fees related to our annual audit remain subject to the specific approval of the Audit Committee. Additionally, the pre-approval policy specifically prohibits certain non-audit services, including bookkeeping, appraisal or valuation services, and legal services. None of the services covered under the captions “Audit-Related Fees” or “Tax Fees” were provided under the de minimis exception to audit committee approval of 17 CFR 210.2-01(c)(7)(i)(C).

Required Vote

Under our limited liability company agreement, adoption of the proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2009 requires the affirmative vote by holders of a majority of our outstanding units present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions and broker non-votes will count as present for purposes of establishing a quorum, but will not be counted in the total votes cast on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR 2009.

In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our company and our unitholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file reports with the SEC relating to their ownership, and changes in ownership, of our common units. Officers, directors and greater than 10% equityholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based on our records and representations from our executive officers and directors, we believe that all reports due in 2008 were filed as required, except that, due to an administrative error at the company, a Form 4 filed on behalf of Mr. Eckel was not filed within the required period to report a sale of common units effected pursuant to a Rule 10b5-1 trading plan adopted by Copano Partners Trust.

UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals for Inclusion in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when we must include a unitholder’s proposal in our proxy statement for an annual or special meeting of unitholders. Under Rule 14a-8, for a unitholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2010 annual meeting of unitholders, the proposal must be received at our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas, 77019, no later than December 4, 2009. Any proposal submitted for inclusion in the proxy statement must comply with Securities Exchange Act Rule 14a-8.

Unitholder Proposals and Nominations for Directors to Be Presented at 2010 Annual Meeting

For any proposal that is not submitted for inclusion in our proxy material for the 2010 annual meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in Section 11.13 of our limited liability company agreement. For a unitholder proposal or director nomination to be properly submitted for presentation at our 2010 annual meeting, our Corporate Secretary must receive written notice of the proposal or nomination at our principal executive offices during the period beginning on December 4, 2009 and ending on January 3, 2010.

Unitholder proposals or director nominations must contain information specified in our limited liability company agreement, including:

•	the name and address of the unitholder (and any beneficial unitholder on whose behalf the proposal is being made), as they appear on our books;

•	the class and number of units owned beneficially and of record by the unitholder (and the beneficial owner, if any);

•	in the case of director nominations, all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required under the Exchange Act rules governing proxy solicitations, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	in the case of other business, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business that the unitholder (and the beneficial owner, if any) may have; and

•	whether either such unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of units required under our limited liability company agreement or Delaware law to carry the proposal or elect the unitholder’s nominee, as applicable.

Any unitholder proposal or director nomination must also be a proper matter for unitholder action under our limited liability company agreement and under Delaware law. Under our limited liability company agreement, unitholder director nominations are properly brought before a meeting of unitholders only if the unitholder: (i) is entitled to vote at the meeting, and (ii) was the record holder of a sufficient number of units on the record date for such meeting to elect one or more directors, assuming that the unitholder casts its votes as efficiently as possible and that such director or directors receives no votes from any other unitholder.

Recommendation of Director Candidates to the Nominating and Governance Committee

A unitholder or a group of unitholders may recommend potential candidates for consideration by our Nominating and Governance Committee by sending a written request to our Corporate Secretary not earlier than the 150th calendar day and not later than the 90th calendar day before the first anniversary of the mailing of the proxy materials in connection with the preceding year’s annual meeting. Such written request must be sent to our principal executive offices, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, Attn: Corporate Secretary. The written request must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The unitholder or group of unitholders making the recommendation must also disclose, with the written request described above, the number of units that the unitholder or group of unitholders beneficially owns and the period of time the unitholder or group of unitholders has beneficially owned the units. Additional information may be requested from time to time by the Nominating and Governance Committee from the nominee or the unitholder or group of unitholders.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our representatives may also solicit proxies in person or by telephone, internet or facsimile transmission. These representatives will not receive additional compensation but may be reimbursed for out-of- pocket expenses incurred in connection with such solicitations. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of units and will reimburse their costs of forwarding the proxy materials in accordance with customary practice.

We have retained D.F. King & Co. to aid us in the solicitation of proxies and will pay approximately $4,500, plus out-of-pocket expenses for solicitation services. Your cooperation in voting promptly by signing and returning the enclosed proxy card, or by using the telephone or internet voting procedures described on the enclosed proxy card, will help to avoid additional expense.

If you wish to give your proxy to someone other than the parties whose names are printed on the proxy card, you must cross out the names appearing on the proxy card and insert the names of the individual or individuals (not more than three) to whom you wish to give your proxy. The named individual or individuals must then present your proxy card at the annual meeting.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov or on our website, www.copanoenergy.com. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at (202)551-8090 for further information on the public reference room and its copy charges.

You may request copies of our filings, including any documents incorporated by reference in this proxy statement as described below, without charge, by calling our Investor Relations representative at (713) 621-9547 or by writing to Investor Relations, 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. In addition unitholders can access electronic copies of the proxy materials for our 2009 annual meeting by visiting www.CPNOproxy.com.

If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

OTHER MATTERS FOR 2009 ANNUAL MEETING

As of the date of this proxy statement, our Board of Directors knows of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our company. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Douglas L. Lawing
Senior Vice President, General Counsel and Secretary
Houston, Texas
April 3, 2009

Appendix A

AUDIT COMMITTEE CHARTER
OF
COPANO ENERGY, L.L.C.

The Board of Directors (the “Board”) of Copano Energy, L.L.C. (the “Company”) approves and adopts the following Audit Committee Charter to specify the purpose, composition and responsibilities of the Audit Committee (the “Committee”).

I. PURPOSE

The purposes of the Committee are to:

1. Oversee the quality, integrity and reliability of the financial statements and other financial information the Company provides to any governmental body or the public;

2. Oversee the Company’s compliance with legal and regulatory requirements;

3. Oversee the independent auditors’ qualifications, independence and performance;

4. Oversee the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

5. Provide an open avenue of communication among the independent auditors, financial and senior management and the Board, always emphasizing that the independent auditors are accountable to the Committee;

6. Produce an annual report for the Company’s proxy statement as required by the Securities and Exchange Commission’s (the “SEC”) rules and regulations; and

7. Perform such other functions as the Board may assign to the Committee from time to time.

Consistent with these purposes, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

II. COMPOSITION

The Committee shall consist of three or more members of the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) and the applicable rules and regulations of the SEC within the time periods specified by Nasdaq and the SEC. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, and at least one member of the Committee shall be an “audit committee financial expert,” as defined by applicable SEC rules.

The members of the Committee shall be selected annually by the Board and shall serve at the pleasure of the Board. The Board shall designate the chairperson of the Committee (the “Chairperson”); however, if a Chairperson is not designated by the Board or present at a meeting, the Committee may designate a Chairperson by majority vote of the Committee members then in office.

III. AUTHORITY AND RESPONSIBILITIES

The Committee is delegated all the authority of the Board as may be required or advisable to fulfill the purposes of the Committee. As such, the Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor (subject, if applicable, to unitholder ratification), and shall have sole authority to approve all audit engagement fees and terms and all non-audit engagements with the independent auditor. The independent auditor shall report directly to the Committee. Any independent auditors selected by the Committee shall be a “registered public accounting firm” within the definition contained in Section 2 of the Sarbanes-Oxley Act of 2002, as required by law. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

Without limiting the generality of the preceding statements, the Committee shall have authority, and is entrusted with the responsibility, to take the following actions:

A.	Oversight Over Financial Reporting

1. Prior to the filing of the Company’s Annual Report on Form 10-K, review and discuss with management and the independent auditor the annual audited financial statements, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such report, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

2. Prior to the filing of the Company’s Quarterly Reports on Form 10-Q, review and discuss with management and the independent auditor the interim unaudited quarterly financial statements, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such reports, and the independent auditor’s review of the interim financial statements.

3. Prior to the release of quarterly and annual earnings, review and discuss with management and the independent auditor all earnings press releases.

4. Review and discuss with management and the independent auditor: (a) any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles; (b) any material issues as to the adequacy of the Company’s systems of internal control and any corrective actions or special procedures adopted in light of material control deficiencies; (c) the development, selection and disclosure of critical accounting estimates; and (d) analyses of the effect of alternative assumptions or estimates of, or application of generally accepted accounting principles in the United States (“GAAP”) on, the Company’s financial statements.

5. Approve the Company’s financial risk management policies and modifications thereto.

6. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and implementation of the Company’s risk management policies.

7. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including (a) the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor or management; (b) the management letter provided by the independent auditor and the Company’s response to that letter; and (c) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

B.	Oversight of the Independent Auditor

1. Be directly responsible for the appointment, oversight and compensation and when necessary, termination of the independent auditor, including resolution of disagreements with management and the independent auditor regarding financial reporting for the purpose of preparing or issuing an audit report or related work.

2. At least annually, assess the independence of the independent auditor by requiring that the independent auditor submit to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company (including the disclosures required by Independence Standards Board Standard No. 1), and by actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact their objectivity and independence.

3. Review the experience and qualifications of the senior members of the independent auditor team.

4. Assure the regular rotation of the lead audit partner of the independent auditing firm as required by law, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditing firm itself.

5. Set clear hiring policies for employees or former employees of the independent auditor.

6. At least annually, obtain and review a report by the independent auditor describing (a) the firm’s internal quality-control procedures; (b) any material issues raised within the preceding five years by the most recent internal-quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or other authority relating to any audit conducted by the firm; (c) any steps taken to deal with any such issues; and (d) registration of the independent auditor with the Public Company Accounting Oversight Board.

7. Meet with the independent auditor prior to the initiation of the annual audit to discuss (a) the planning and staffing of the audit, (b) the independent auditors’ process for identifying and responding to key audit and internal control risks, and (c) the scope and approach of the annual audit to assure completeness of coverage of key business controls and risk areas.

8. Instruct the independent auditors to report directly to the Committee any problems or difficulties incurred in connection with the audit, including any restrictions on the scope of activities or access to required information, or any disagreements with management and resolve any disagreements between management and the independent auditors regarding financial reporting that are brought to the attention of the Committee.

9. Review with the independent auditors at the completion of the annual audit: (a) the independent auditors’ audit of the financial statements and their report thereon, (b) any significant changes required in the independent auditors’ audit plan, (c) the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves, (d) the critical accounting policies used in the financial statements, (e) an analysis of the effect of alternative methods of applying GAAP on the Company’s financial statements, (f) material written communications between the independent auditor and the Company’s management and (g) other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

10. Establish policies and procedures for the pre-approval, as appropriate, of all audit services and all permitted audit-related services, tax services and other non-audit services to be performed for the Company by the independent auditor, subject only to the de minimis exceptions for permitted non-audit services. The Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Committee unless the Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

C.	Compliance Oversight Responsibilities

1. Obtain from the independent auditor assurance that it has complied with the requirements applicable to it under Section 10A of the Securities Exchange Act of 1934, as amended.

2. Obtain reports from management and/or the independent auditor regarding whether the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements.

3. Review reports and disclosures of insider and affiliated party transactions.

4. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

5. Discuss with management and the independent auditor any legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

6. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company, regarding questionable accounting or auditing matters. Investigate at its discretion any complaint brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees

7. Periodically discuss separately with management and the independent auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations made by the independent auditors have been implemented or resolved.

D.	Other Responsibilities

1. Meet separately with management and the independent auditor (but not less than annually, in the case of management, and not less than quarterly, in the case of the independent auditor). The Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

2. Prepare and publish a report in the Company’s proxy statement as required by the SEC’s rules and regulations.

3. Review and reassess the adequacy of this Charter at least annually, and make recommendations of any proposed changes to this Charter to the Board for its approval.

4. Submit this Charter to the Board for approval, and cause the Company to have the Charter published at least every three years in accordance with the rules of the SEC from time to time in effect.

5. Regularly update the Board about Committee activities.

6. Each year, the Committee shall review and evaluate its own performance and shall submit itself to the review and evaluation of the Board.

E.	Other Authority

1. Conduct any investigation with respect to the Company’s operations that is appropriate to fulfilling its responsibilities and have direct access to the independent auditor as well as anyone in the Company.

2. Retain and determine funding for such independent legal, accounting and such other advisors as it deems necessary or appropriate to fulfill its responsibilities. The Committee is empowered, without further action of the Board, to cause the Company to pay the compensation of such advisors as the Committee shall so engage.

3. Delegate to its Chairperson or any of its members the responsibility for any particular matters, or one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

IV. LIMITATION OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with GAAP and applicable rules and regulations. These are the responsibilities of the Company’s management, or as applicable the Company’s independent auditor.

V. MEETINGS

1. The Committee shall meet at least four times annually and may meet more frequently as circumstances dictate; at least two of such annual meetings shall be in executive session (without management present). Meetings of the Committee may be in person, by conference call or by unanimous written consent, in accordance with the Company’s limited liability company agreement. Meetings of the Committee shall be held at such time and place, and upon such notice, as the Chairperson may from time to time determine. The Committee shall keep such records of its meetings as it deems appropriate.

2. The Chairperson shall develop the agenda for each meeting and in doing so may consult with management, the independent auditor and legal counsel.

3. A majority of the members of the Committee shall constitute a quorum. Concurrence of a majority of the quorum (or, if the quorum consists of two members of the Committee, both members present) shall be required to take formal action of the Committee.

4. Members of the Committee may conduct informal inquiries without the necessity of formal meetings.

5. Except as specifically provided in this Charter, the provisions of the Company’s limited liability company agreement with respect to committees of the Board shall apply to the Committee.

Revised February 16, 2006

Appendix B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We define distributable cash flow as net income plus: (i) depreciation, amortization and impairment expense (but not amortization expense relating to the option component of our risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures, (v) the subtraction of equity in earnings from unconsolidated affiliates and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and our line fill contributions to third-party pipelines and gas imbalances. Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. We define total distributable cash flow as distributable cash flow plus amortization expense of the option component of our risk management portfolio.

Distributable cash flow and total distributable cash flow are significant performance metrics used by senior management to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our Board of Directors) to the cash distributions we expect to pay our unitholders. Using these metrics, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow and total distributable cash flow are also important non-GAAP financial measures for our unitholders because they serve as indicators of our success in providing a cash return on investment. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow and total distributable cash flow are also quantitative standards used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the market value of such entities’ equity securities is significantly influenced by the amount of cash they can distribute to unitholders.

B-1

Neither distributable cash flow nor total distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP.

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Reconciliation of net income to distributable cash flow:
Net income	$58,213	$63,175	$65,114
Add: Depreciation, amortization and impairment	53,154	39,967	31,993
Amortization of debt issue costs	4,467	1,666	4,462
Equity-based compensation	7,789	3,223	1,910
G&A reimbursement from pre-IPO unitholders	—	12,414	4,880
Distributions from unconsolidated affiliates	25,830	8,710	—
Unrealized losses/(gains) associated with line fill contributions and gas imbalances(1)	592	(12)	—
Unrealized losses on derivatives	12,751	10,248	183
Deferred taxes and other	1,927	1,096	177
Less: Equity in earnings from unconsolidated affiliates	(6,889)	(2,850)	(1,297)
Maintenance capital expenditures	(11,769)	(9,062)	(8,984)

Distributable cash flow(1)	$146,065	$128,575	$98,438
Add: Amortization of commodity derivative options	32,842	21,045	10,357

Total distributable cash flow(1)	$178,907	$149,620	$108,795

Average common units outstanding(2)	50,139,813	45,143,197	38,185,576
Distributable cash flow per unit	$2.91	$2.85	$2.58

(1)	Beginning with the third quarter of 2008, unrealized non-cash losses (gains) associated with line fill contributions and gas imbalances have been added back in the determination of distributable cash flow. Prior periods have been adjusted to reflect this change.

(2)	Average of total common units outstanding on the record date for cash distributions paid with respect to each of the four quarters in the years indicated.

B-2

Appendix C

FIRST AMENDMENT TO AMENDED AND RESTATED
COPANO ENERGY, L.L.C.
LONG-TERM INCENTIVE PLAN

WHEREAS, Copano Energy, L.L.C. (the “Company”) maintains the Amended and Restated Copano Energy, L.L.C. Long-Term Incentive Plan (the “LTIP”) for the purpose of granting Awards thereunder to Employees and Directors of the Company and its Affiliates who perform services for the Company and its Affiliates; and

WHEREAS, the Company desires to amend the Plan to increase the number of Units that may be delivered in payment of Unit Awards, Restricted Units and Phantom Units under the Plan;

NOW, THEREFORE, the following provisions of the Plan shall be amended to read as follows:

Section 4.  Units.

(a) Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan shall not exceed the lesser of (i) 5,000,000 Units or (ii) the number of units equal to 10% of the sum of total common units outstanding and the total amount of common units that may be issued to the holders of any outstanding equity securities convertible into common units, exclusive of outstanding Awards under the Plan, determined at the time of any Award; provided, however, that no more than 50% of such Units (as adjusted pursuant to Section 4(c)) may be delivered in payment of Unit Awards, Restricted Units and Phantom Units. If any Award (including Restricted Units) is terminated, forfeited or expires for any reason without the delivery of Units covered by such Award, or Units are withheld from an Award to satisfy the exercise price or tax withholding obligation with respect to such Award, such Units shall again be available for delivery pursuant to other Awards granted under the Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash.

All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

Except as amended and modified hereby, the Plan shall continue in full force and effect, and the Plan and this instrument shall be read, taken and construed as one and the same instrument.

Effective: May 14, 2009.

C-1

Appendix D

AMENDED AND RESTATED
COPANO ENERGY, L.L.C.
LONG-TERM INCENTIVE PLAN

Section 1.  Purpose of the Plan.

The Copano Energy, L.L.C. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), by providing to Employees and Directors of the Company and its Affiliates incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage those individuals to devote their best efforts to advancing the business of the Company.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, (i) with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question and (ii) with respect to the Company Copano Operations for so long as Copano Operations provides any general and administrative functions or field operating personnel to the Company or its subsidiaries. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, UAR, Restricted Unit, Phantom Unit or Unit Award granted under the Plan, and shall include any tandem DERs granted with respect to an Award.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Change of Control” means the happening of any of the following events:

(i) the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate of the Company (other than Copano Operations), of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which persons who were the members of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(iii) the sale, lease or disposition (in one or a series of related transactions) by the Company of all or substantially all the Company’s assets to any Person or its Affiliates, other than the Company or its Affiliates (other than Copano Operations); or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of the initial public offering of the Company’s equity interests, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination or (C) are among the five initial independent directors of the Company, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors; or

(v) the approval by the Board or the members of the Company of a complete or substantially complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to any section of the Code shall include reference to such section and the regulations and other authoritative guidance promulgated thereunder.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan.

“Copano Operations” means Copano Operations, Inc., a Texas corporation.

“DER” or “Distribution Equivalent Right” means a contingent right, granted in tandem with a specific Option, UAR or Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Company with respect to a Unit during the period such tandem Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means (i) any employee of the Company or (ii) an employee of an Affiliate or an independent contractor consultant who performs services for the benefit of the Company or a subsidiary of the Company. As used herein, termination of consulting services shall be deemed to be a termination of employment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Unit Award” means a Unit granted under the Plan that is not subject to a Restricted Period.

“UDR” or “Unit Distribution Right” means a distribution made by the Company with respect to a Restricted Unit.

“Unit Appreciation Right” or “UAR” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date over the exercise price established for such Unit

Appreciation Right. Such excess may be paid in cash and/or in Units as determined by the Committee in its discretion.

Section 3.  Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

Section 4.  Units.

(a) Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan shall not exceed the lesser of (i) 5,000,000 Units or (ii) the number of units equal to 10% of the sum of total common units outstanding and the total amount of common units that may be issued to the holders of any outstanding equity securities convertible into common units, exclusive of outstanding Awards under the Plan, determined at the time of any Award; provided however, no more than 30% of such Units (as adjusted) may be delivered in payment of Unit Awards, Restricted Units and Phantom Units. If any Award (including Restricted Units) is terminated, forfeited or expires for any reason without the delivery of Units covered by such Award or Units are withheld from an Award to satisfy the exercise price or tax withholding obligation with respect to such Award, such Units shall again be available for delivery pursuant to other Awards granted under the Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash.

(b) Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate or any other Person, newly issued Units, or any combination of the foregoing, as determined by the Committee in its sole discretion.

(c) Adjustments.  In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, Change of Control, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Company, issuance of warrants or other rights to purchase Units or other securities of the Company, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, or (iv) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

Section 5.  Eligibility.

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

Section 6.  Awards.

(a) Options.  The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price for such Units and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted, provided such purchase price may not be less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise.  The Committee shall determine the Restricted Period, i.e., the time or times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and, in its discretion, the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, with the consent of the Company, the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) DERs.  To the extent provided by the Committee, in its discretion, a grant of Options may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Further, to the extent required by Section 409A of the Code, DERs granted in tandem with Options shall not be directly or indirectly contingent on the exercise of the Options with respect to which they were granted.

(v) Option Cash-Out Right.  To the extent determined by the Company in its sole discretion, and to the extent provided for in an Award Agreement, in lieu of issuing Units to the Participant in connection with the exercise of an Option, the Company may elect to pay the Participant an amount of cash equal to the excess of the aggregate Fair Market Value of the Units as to which the Options are being exercised as of the date of exercise over the aggregate exercise price for such Units, less any amounts required to be withheld by the Company or an Affiliate to meet withholding obligations under applicable law (the right to make such election, the “Option Cash-Out Right”). Upon payment by the Company of such amount, the number of Units that may be purchased by the Participant pursuant to the Options shall be reduced to the same extent as if the Company had not exercised the Option Cash-Out Right and the Participant had exercised the Options pursuant to his election.

(b) UARs.  The Committee shall have the authority to determine the Employees and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant, whether DERs are granted with respect to such Unit Appreciation Right, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted but may not be less than the Fair Market Value of a Unit as of the date of grant.

(ii) Time of Exercise.  The Committee shall determine the Restricted Period, i.e., the time or times at which a Unit Appreciation Right may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals.

(iii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights.

(iv) Unit Appreciation Right DERs.  To the extent provided by the Committee, in its discretion, a grant of Unit Appreciation Rights may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Further, to the extent required by Section 409A of the Code, DERs granted in tandem with UARs shall not be directly or indirectly contingent on the exercise of the UARs with respect to which they were granted.

(c) Phantom Units.  The Committee shall have the authority to determine the Employees and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the time or conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs.  To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions.  Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(d) Restricted Units.  The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) UDRs.  To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be.

Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(ii) Forfeitures.  Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

(iii) Lapse of Restrictions.  Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(iv) Restricted Unit Cash-Out Right.  To the extent determined by the Company in its sole discretion, and to the extent provided for in an Award Agreement, the Company may elect to pay a Participant an amount of cash equal to the aggregate Fair Market Value of the Restricted Units on the vesting date of such units, less any amounts required by the Company or an Affiliate to meet withholding obligations under applicable law, in lieu of issuing such units to the Participant (the right to make such election, the “Restricted Unit Cash-Out Right”). Upon payment by the Company of such amount, any certificate representing the Restricted Units as to which such Restricted Unit Cash-Out Right has been exercised shall be cancelled.

(e) Unit Awards.  The Committee may grant Unit Awards to such Employees and Directors, and in such amounts, as it may determine. Such grants may be based on the Participant’s performance or such other considerations as the Committee deems appropriate.

(f) General.

(i) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award shall be exercisable or payable only by or to the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in paragraphs (A) and (C), no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C) To the extent specifically provided or approved by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, but shall not exceed 10 years.

(iv) Unit Certificates.  All certificates for Units or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants.  Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Change of Control.  Unless specifically provided otherwise in the Award Agreement, upon a Change of Control or such time prior thereto as established by the Committee, all outstanding Awards shall automatically vest or become exercisable in full, as the case may be. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option or UAR is not exercised, or a Phantom Unit or Restricted Unit does not vest, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option or UAR that has a positive “spread” or a Phantom Unit or Restricted Unit, the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such “spread” if an Option or UAR or equal to the Fair Market Value of a Unit, if a Phantom Unit or Restricted Unit.

Section 7.  Amendment and Termination.  Except to the extent prohibited by applicable law:

(a) Amendments to the Plan.  Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, without the consent of any member, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards.  Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c) or, as determined by the Committee, in its sole discretion, as being necessary or appropriate to comply with applicable law, including, without limitation, Section 409A of the Code, in any Award shall materially reduce the benefit of a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or any Award.

Section 8.  General Provisions.

(a) No Rights to Award.  No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities or property, or Units that would otherwise be issued or delivered pursuant to such Award) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the

Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas law without regard to its conflict of laws principles.

(e) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(l) Compliance with Section 409A of the Code.  Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award, to the extent subject to Section 409A, to fail to comply with the requirements of Section 409A of the Code. With respect to any Award that is subject to Section 409A of the Code, the applicable provisions of Section 409A the Code are hereby incorporated by reference and shall control over any provision of the Plan or any Award Agreement that is in conflict therewith. For purposes of such compliance, in the event that an Award that is subject to Section 409A of the Code is payable in connection with a Participant’s termination of service as an Employee or Director, such payments shall be made only in connection with a ‘separation from service’ within the meaning of Section 409A of the Code and the regulations thereunder (a “Separation from Service”) and the adjustment provisions of the Plan (including, without limitation, Sections 4(c), 6(f)(vii), and 7(c)) shall be applied in a manner consistent with the requirements of Section 409A. In addition, in the event that an Award that is intended to be exempt from Section 409A as a short term deferral provides for vesting in connection with termination of service as an Employee or Director, such vesting shall occur only at the time of the Employee’s or Director’s Separation from Service. Further, notwithstanding anything to the contrary in the Plan or any Award Agreement, with respect to any Award that is subject to Section 409A and that provides for vesting in connection with a Change in Control or a change in control of any Affiliate of the Company, the timing of payment of such award shall not be accelerated unless the event(s) constituting the Change of Control or the change of control of such Affiliate constitute a change of control event (as defined in Treasury regulation section 1.409A-3(i)(5)). Finally, notwithstanding anything to the contrary in this Plan, in the event an Award issued under the Plan is subject to Section 409A of the Code, if upon a Participant’s Separation from Service, the Participant is a ‘specified employee’ within the meaning of Section 409A of the Code, and the deferral of any amounts or benefits otherwise payable or to be provided under any Award made pursuant to this Plan as a result of the Participant’s Separation from Service is necessary in order to prevent any accelerated or additional tax to the Participant under Section 409A of the Code, then the Company will delay the payment of any such amounts or the provision of any such benefits hereunder until the earlier of (x) the date that is six (6) months following the date of the Participant’s Separation from Service and (y) the date of the Participant’s death following such Separation from Service. Upon the expiration of the applicable deferral period, any delayed amounts will be paid to the Participant in a single lump sum and any delayed benefits will be provided on such date.

Section 9.  Term of the Plan.

The Plan shall become effective on the date of the initial public offering of Units and shall continue until the earlier of the date terminated by the Board or the Committee or the 10th anniversary of the date the Plan was first approved by the Unitholders or members of the Company. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Effective as of February 19, 2009

0 PROXY COPANO ENERGY, L.L.C. PROXY FOR 2009 ANNUAL MEETING OF UNITHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints John R. Eckel, Jr. and T. William Porter, and each of them, with or without the other and with full power of substitution, as proxies to vote as specified on the reverse side hereof all units that the undersigned is entitled to vote at the Annual Meeting of Unitholders of Copano Energy, L.L.C. (the “Company”), to be held at 2727 Allen Parkway, Ground Level, Meeting Room 1, Houston, Texas 77019, on Thursday, May 14, 2009, at 9:30 a.m., Central Daylight Time, and all adjournments and postponements thereof. If no specification is made with regard to any proposal, such units will be voted in accordance with the recommendation of the Company’s Board of Directors. For other business that may properly come before the meeting, such units will be voted as determined by the above-named proxies in their discretion. (Continued and to be completed, dated and signed on the reverse side.) H66284_3 14475

ANNUAL MEETING OF UNITHOLDERS OF COPANO ENERGY, L.L.C. PN 102, UPDATE CURRENT PC OR May 14, 2009 SET NEW. PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.cpnoproxy.com Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20730300000000000000 9 051409 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: FOR AGAINST ABSTAIN (The Board recommends a vote FOR this proposal.) 2. Approval of an amendment to Copano’s Amended and Cumulated Votes Restated Long-Term Incentive Plan. NOMINEES: (see instructions) FOR ALL NOMINEES O James G. Crump (The Board recommends a vote FOR this proposal.) O Ernie L. Danner WITHHOLD AUTHORITY O John R. Eckel, Jr. 3. Ratification of Deloitte & Touche LLP as independent FOR ALL NOMINEES O Scott A. Griffiths registered public accounting firm for 2009. O Michael L. Johnson (The Board recommends a vote FOR this proposal.) FOR ALL EXCEPT O T. William Porter (See instructions) O William L. Thacker If no choice is specified, this Proxy will be voted as recommended by the Board INSTRUCTIONS: of Directors. To cumulate your votes for one or more of the above nominees: Write the number of cumulated votes you wish to allocate to each such nominee in the space to the right of his name. If you are cumulating your votes for a nominee, do not mark ELECTRONIC ACCESS TO FUTURE DOCUMENTS the circle next to the nominee’s name. Please see the proxy statement for instructions regarding cumulative voting. If you wish to cumulate your votes, you must vote using the If you would like to receive future unitholder communications over the Internet proxy card rather than by telephone or the Internet. exclusively, and no longer receive any material by mail please visit To withhold authority to vote for any individual nominee(s): http://www.amstock.com. Click on Shareholder Account Access to enroll. Please Mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish enter your account number and tax identification number to log in, then select Receive to withhold authority, as shown here: Company Mailings via E-Mail and provide your e-mail address. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Unitholder Date: Signature of Unitholder H66284_4 Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is acorporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.